UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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HNI CORPORATION
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Notice of 2025 Annual Meeting of
Shareholders and Proxy Statement
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Notice of 2025 Annual Meeting of Shareholders
VIRTUAL MEETING FORMAT
HNI Corporation’s 2025 Annual Meeting of Shareholders (“Annual Meeting”) will be held live on the internet in a virtual meeting format.
ATTENDING THE VIRTUAL MEETING
To attend the Annual Meeting, you must register in advance at proxydocs.com/HNI. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and submit questions during the meeting.
DATE AND TIME
Thursday, May 15, 2025, at 10:30 a.m. CDT.
ITEMS OF BUSINESS
1.	Reelect Jeffrey D. Lorenger, Larry B. Porcellato, and David M. Roberts to the Board of Directors
2.	Ratify the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending January 3, 2026
3.	Advisory vote to approve Named Executive Officer compensation as described in the Proxy Statement
4.	Transact any other business properly brought before the Annual Meeting and any adjournments or postponements thereof
RECORD DATE
Shareholders of HNI Corporation common stock of record as of the close of business on March 10, 2025, which is the record date for the Annual Meeting, are entitled to vote at the Annual Meeting.
PROXY VOTING
Shareholders are encouraged to vote their shares prior to the Annual Meeting electronically using the Annual Meeting website proxydocs.com/HNI or via a toll-free telephone number. Shareholders also may vote their shares online during the Annual Meeting. Shareholders who receive a paper copy of the proxy card by mail may vote their shares by signing, dating, and mailing the proxy card in the envelope provided. Instructions regarding these methods of voting are contained in the Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 15, 2025 (“Notice”) and the proxy card. These materials will be first made available to shareholders on or about March 11, 2025.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
HNI Corporation’s Proxy Statement and 2024 Annual Report on Form 10-K are available free of charge at investors.hnicorp.com.
By Order of the Board of Directors,

Steven M. Bradford
Senior Vice President, General Counsel and Secretary
March 11, 2025
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Annual Meeting Proposals and Recommendations

	Proposal	Recommendation of the Board
1.	Reelect the three directors nominated by the Board of Directors	FOR (each nominee)
2.	Ratify appointment of the Corporation’s independent registered public accounting firm	FOR
3.	Advisory vote to approve Named Executive Officer compensation as described in the Proxy Statement	FOR

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HNI Corporation follows a 52/53-week fiscal year, which ends on the Saturday nearest December 31. Fiscal year 2024 ended on December 28, 2024, fiscal year 2023 ended on December 30, 2023, fiscal year 2022 ended on December 31, 2022, and fiscal year 2021 ended on January 1, 2022. Unless the context indicates otherwise, references in this Proxy Statement to 2024 or any other year are to the fiscal year.
Corporate Governance and Board Matters
OVERVIEW OF THE BOARD OF DIRECTORS
The Board of Directors (“Board”) of HNI Corporation (the “Corporation,” “we,” “our,” or “us”) oversees the business affairs of the Corporation. In addition, the Board selects and provides advice and counsel to the Chief Executive Officer (“CEO”) and certain senior executive officers of the Corporation. By carrying out its responsibilities with honesty and integrity, the Board has established a corporate culture of accountability, responsibility, and ethical behavior through the careful selection and evaluation of senior management and directors.
The Corporation’s Corporate Governance Guidelines provide for a Board consisting of between 10 and 15 directors. The exact number of directors is determined from time to time by the Board based on the recommendation of the Public Policy and Corporate Governance Committee (“Governance Committee”). During 2024, the Board consisted of 10 directors until the appointment of David M. Roberts in June, at which date the Board was expanded to consist of 11 directors, which is the size of its current membership.
The Board met four times during 2024. Each director attended all of the Board meetings held during 2024 and all of the meetings held by each committee of the Board on which such director served during 2024. In addition, the Board held regularly scheduled executive sessions of non-employee directors during each meeting of the Board.
Directors are encouraged to attend the Corporation’s annual shareholder meetings. All of the ten directors then serving attended the 2024 Annual Shareholders Meeting.
The Corporation’s key governance documents, including the Corporate Governance Guidelines adopted by the Board, are available at investors.hnicorp.com.
BOARD COMMITTEES
The Board conducts a significant portion of its business through three standing committees: the Audit Committee, the Human Resources and Compensation Committee (“Compensation Committee”), and the Governance Committee. The Board has determined that all members of the Audit Committee, the Compensation Committee, and the Governance Committee are independent as defined under the New York Stock Exchange LLC (“NYSE”) listing standards and the Securities and Exchange Commission (“SEC”) rules applicable for committee memberships.
The Board has adopted written charters for each of the Audit Committee, the Compensation Committee, and the Governance Committee, which are available at investors.hnicorp.com. The Board reviews each committee charter at least annually.
Audit Committee
The Audit Committee is responsible for, among other matters, fulfilling the Board’s oversight responsibilities relating to:
•	the integrity of the Corporation’s financial statements and the Corporation’s accounting and financial reporting processes and financial statement audits;
•	the Corporation’s compliance with legal and regulatory requirements;
•	the independent auditor’s qualifications and independence; and
•	the performance of the Corporation’s internal audit function and independent auditor.
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The Audit Committee appoints the Corporation’s independent registered public accounting firm and reviews the services performed by such firm. The Audit Committee met four times during 2024.
Compensation Committee
The Compensation Committee is responsible for, among other matters, fulfilling the Board’s oversight responsibilities relating to:
•	compensation of the Corporation’s executives;
•	overall member (i.e., employee) relations, culture, and morale;
•	human resource practices designed to attract and retain qualified members at all levels;
•	human resources policy and related regulatory compliance issues;
•	compensation and benefits practices;
•	the selection, performance, development, and succession of key executives; and
•	the evaluation of the CEO.
The Compensation Committee met four times during 2024.
Governance Committee
The Governance Committee is responsible for, among other matters, fulfilling the Board’s oversight responsibilities relating to:
•	identifying individuals qualified to serve as directors consistent with criteria approved by the Board;
•	recommending to the Board the director nominees for annual meetings of the shareholders;
•	developing, monitoring, and evaluating corporate governance practices;
•	evaluating the Board and its committees; and
•	overseeing the finance policy, shareholder engagement policy, and capital structure of the Corporation, including merger and acquisition activity.
The Governance Committee fulfills the role of the Corporation’s nominating committee. The Governance Committee has evaluated and recommended to the Board each of the nominees named in this Proxy Statement for election to the Board. The Governance Committee met four times during 2024.
CORPORATE GOVERNANCE
Board Leadership Structure
The Board recognizes that one of its key responsibilities is to evaluate and determine a suitable Board leadership structure. The Board believes its leadership structure best serves the objectives of the Board’s oversight of management and ability to carry out its roles and responsibilities on behalf of the shareholders.
The Board has determined its current structure, with combined Chairman of the Board and Chief Executive Officer (“CEO”) roles and a Lead Director, together with the exercise of key oversight responsibilities by its independent directors, is in the best interests of the Corporation and its shareholders. The Board believes maintaining combined Chairman and CEO positions is currently the most effective leadership structure for the Corporation given Mr. Lorenger’s in-depth knowledge of the Corporation’s business and industry, his ability to formulate and implement strategic initiatives, and his extensive
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contact with and knowledge of customers. As CEO, Mr. Lorenger is intimately involved in the day-to-day operations of the Corporation and is therefore able to effectively elevate the most critical business issues for consideration by the Board’s independent directors and is best positioned to oversee the execution of strategy across the Corporation’s business to optimize long-term shareholder value creation.
Pursuant to the Corporate Governance Guidelines, when the position of Chairman of the Board is not held by an independent director, a Lead Director will be appointed annually. Miguel Calado currently serves as Lead Director. Under the Corporate Governance Guidelines, the Lead Director’s role is to aid and assist the Chairman and the Board in assuring effective corporate governance in overseeing the affairs of the Board and the Corporation. The Lead Director’s responsibilities include:
•	presiding at all meetings of the independent directors;
•	communicating to the Chairman and the CEO the substance of the discussions and consensus reached at meetings of the independent directors;
•
encouraging the independent directors and the Chairman and the CEO to communicate with each other at any time and to act as the principal liaison between the independent directors and the Chairman and the CEO on sensitive issues;

•	providing input to the Chairman and the CEO on preparation of agendas for Board and committee meetings;
•	presiding at Board meetings when the Chairman is not in attendance;
•	acting as the spokesperson for the Corporation in the event the Chairman is unable to act due to conflict of interest or incapacity; and
•	receiving and responding to communications from interested parties to the independent directors.
The Corporation maintains governance structures and processes to ensure the independence of the Board, eliminate conflicts of interest, and prevent dominance of the Board by management. The Board and the Governance Committee have assembled a Board comprising sophisticated directors who currently are or recently have been leaders of major companies or institutions, are independent thinkers, and have a wide range of expertise and skills.
The Board regularly meets in executive session without the presence of management or the CEO. During 2024, the Lead Director presided over these meetings and provided the Board’s guidance and feedback to the CEO and management team. Further, the Board has regular and complete access to the Corporation’s management team. At each Board and committee meeting, the Board receives information and insight from management on matters impacting the Corporation.
Board’s Role in Risk Oversight
The Board administers its risk oversight role primarily through its committee structure and the committees’ regular reports to the Board at each quarterly Board meeting. The Board has designated the primary responsibility for overseeing risk management to the Audit Committee.
The Audit Committee meets regularly during the year and discusses with management, including the Corporation’s Vice President, Internal Audit, and the Corporation’s independent registered public accounting firm:
•	current business trends affecting the Corporation;
•	major risks facing the Corporation;
•	steps management has taken to monitor and control the risks; and
•	adequacy of internal controls that could significantly affect the Corporation’s financial statements.
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At least annually, the Board discusses with management the appropriate level of risk relative to corporate strategy and business objectives and reviews with management the Corporation’s existing risk management processes, and their effectiveness. The Audit Committee also reviews the Corporation’s enterprise risk management process for identification of, and response to, major risks. The Audit Committee provides the Board with a report concerning its risk oversight activities at each quarterly Board meeting. Each key risk identified for the Corporation is referred to the Board or assigned to a committee of the Board for oversight and each committee regularly reports to the Board regarding these risks.
Cybersecurity risk management remains an area of particular focus for the Board and Corporation management. Management updates the Board and the Audit Committee on cybersecurity risk management at least quarterly, and significant cybersecurity events are reviewed with the Board. The Corporation has a dedicated team within the Information and Digital Technology department that oversees and implements cybersecurity management, compliance with applicable data protection and data privacy requirements, and incident response and crisis management plans.
As described below, the Compensation Committee is responsible for overseeing management of risks related to the Corporation’s compensation policies and practices.
Board’s Role in Oversight of Corporate Social Responsibility
The Board oversees the Corporation’s corporate social responsibility (“CSR”) strategy and program, which encompass the Corporation’s publicly announced environmental, social, and governance goals to address climate change, reduce waste and energy use, evaluate and reduce use of chemicals impacting the ecosystem, source 100 percent renewable electricity, work with our supply chain to achieve ethical and sustainable material sourcing, and invest in the Corporation’s communities. In addition, the CSR strategy includes programs focused on people and organizational development.
The Board has delegated responsibility for overseeing elements of the Corporation’s CSR program to its committees, which regularly report to the Board regarding these program elements. The Audit Committee is charged with overseeing required regulatory compliance and disclosures, the Compensation Committee is charged with overseeing the member and organizational development programs, human capital, and member wellness and development efforts, and the Governance Committee is charged with overseeing all other elements of the Corporation’s CSR program, including occupational health, safety, sustainability, and impacts and other matters relating to climate change. The Board monitors and evaluates the impact of the Corporation’s CSR efforts and strives for continuous improvement in social responsibility benchmarks. The chart below shows the distribution of responsibility for these program elements among the Board and its committees.

CSR	Full Board	Audit	Compensation	Governance
Product Efficiency and Innovation	•
Energy Management				•
Waste Management				•
Climate Change / Sustainability				•
Water Stewardship				•
Product Lifecycle Management and Materials Sourcing				•
Culture and Values	•
Member Wellness			•
Safety and Occupational Health				•
Pay Equity			•
Member Training and Development			•
Member Benefits			•
Product Safety	•
Supply Chain	•
Community Involvement and Charitable Giving				•
Regulatory Compliance and Disclosures		•
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The Corporation’s commitment to CSR focuses on three elements: respecting members; reducing impacts; and redefining tomorrow. The Corporation is taking action in these areas through the development of environmental, social, and governance goals and implementation of teams responsible for driving engagement throughout its businesses.
The Corporation strives for improvement and finding ways to positively impact the planet, operate responsibly, and contribute to communities where it operates. The Corporation is taking action to: (1) address climate change by adopting science-based targets; (2) improve organizational culture through programs focused on people and organizational development; and (3) minimize the impacts of its operations by reducing energy use and waste. More information about the Corporation’s CSR goals and progress can be found in the CSR Report, which is available at the Corporation’s corporate website.
For the sixth year in a row, the Corporation was recognized in December 2024 among the top 10 of America’s Most Responsible Companies, ranking third among consumer goods companies and 36th overall on Newsweek’s 2025 list of America’s Most Responsible Companies. The annual recognition, acknowledging the 600 most responsible companies from the largest 2,000 public companies headquartered in the United States across 14 industries, was presented by Newsweek and Statista Inc.
Processes and Procedures for the Consideration and Determination of Executive Compensation
In establishing and reviewing the Corporation’s executive compensation program and risks related to compensation matters, a senior management team, under the oversight of the Compensation Committee, annually conducts a risk assessment of the Corporation’s compensation policies and practices to ensure they do not encourage excessive risk taking by members which could result in a material adverse effect on the Corporation. Based on this most recent compensation risk assessment, both management and the Compensation Committee believe the risks arising from the Corporation’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Corporation.
The Compensation Committee is responsible for developing and implementing the Corporation’s compensation policies and programs for the CEO and other senior executives, as further discussed in the Compensation Discussion and Analysis (“CD&A”), which begins on page 28 of this Proxy Statement.
Policy for Review of Transactions with Related Persons
The Corporation has adopted a written policy for reviewing and approving transactions between the Corporation and its related persons, including executive officers, directors, director nominees, shareholders beneficially owning greater than five percent of the Corporation’s voting securities, and any immediate family members or controlled affiliates of the foregoing. The policy applies to transactions, arrangements, or relationships:
•	involving more than $100,000;
•	in which the Corporation, or one of its affiliates, is a participant; and
•	in which a related person could have a direct or indirect material interest.
The policy does not apply to certain compensation payments approved by the appropriate committee of the Board, transactions available to all other shareholders or members on the same terms, transactions with an entity in which the related person’s interest is only as a director or a less than 10 percent owner, or transactions in which the rate charged by a related person is determined by competitive bid.
The Corporation’s General Counsel performs the initial review of all transactions subject to the policy. Each quarter, the General Counsel reports to the Audit Committee each known transaction to be considered by the Audit Committee pursuant to the policy, including the proposed aggregate value of each transaction and any other relevant information. After review, the Audit Committee approves, ratifies, or disallows each transaction in accordance with the policy and as required by NYSE rules.
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If the General Counsel learns of an ongoing or completed transaction, arrangement, or relationship not submitted for prior review and approval, the General Counsel will submit it to the Audit Committee for ratification, amendment, rescission, or termination.
During the Corporation’s 2024 fiscal year, there were no transactions with related persons required to be reported in this Proxy Statement.
Securities Trading Policy
The Corporation has adopted a Policy on Securities Trades by Directors, Officers and Members governing the purchase, sale and other dispositions of the Corporation’s securities by its directors, officers, employees and other covered persons that the Corporation believes is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Corporation. A copy of the Corporation’s policy was filed as Exhibit 19 to its Annual Report on Form 10-K for the fiscal year ended December 28, 2024. The Corporation also follows procedures for the repurchase of its securities.
Anti-Hedging and Anti-Pledging Policy
The Corporation’s insider trading policy referred to above prohibits hedging and pledging transactions. Specifically, the Corporation prohibits officers and other members, directors, or their designees from hedging their ownership of the Corporation’s common stock (including prepaid variable forwards, equity swaps, collars, and exchange funds), engaging in short sales or purchasing put or call options, pledging their shares of the Corporation’s common stock, holding them in a margin account, or engaging in short-term transactions with shares of the Corporation’s common stock.
Shareholder Outreach and Engagement
The Corporation has a philosophy of direct engagement, open communication, and transparency with its shareholders. Shareholders provide valuable insights into emerging issues and feedback on the Corporation’s performance. In 2024, members of the Corporation’s senior management met with many shareholders both in person and virtually. In addition, the Chairman and CEO and the Chief Financial Officer maintain contact with many of our largest shareholders to discuss topics, including financial performance, risk management, corporate governance, and environmental and social issues.
Shareholder Communications with the Board
Shareholders and other interested parties who wish to communicate with the Board, or any director, should send an email to BoardofDirectors@hnicorp.com or mail a letter to the Board of Directors, c/o Corporate Secretary, HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, with a request to forward the communication to the intended recipient. Communications received will be reviewed by the office of the Corporate Secretary for the sole purpose of determining whether the contents are a message to the Board or any director and whether such message is appropriate. Communications not in the nature of advertising or promotions of a product or service, and not otherwise deemed inappropriate, will be promptly forwarded to the appropriate party.
Member-Owner Culture
An important element of the Corporation’s success has been its member-owner culture, which has enabled it to attract, develop, retain, and motivate skilled, experienced, and talented members. Each of the Corporation’s eligible members has the opportunity to own common stock in the Corporation through a number of stock-based plans, including a member stock purchase plan and a 401(k) retirement plan. These ownership opportunities drive a unique level of commitment to the Corporation’s success throughout the workforce. Members own approximately five percent of the Corporation’s stock as of December 28, 2024.
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DIRECTORS
There currently are 11 directors on the Board. The Board is divided into three classes. Generally, one class is elected each year for a term of three years. The current Board members serve for three-year terms expiring at the annual meeting of shareholders in 2025, 2026, and 2027, respectively. At the Annual Meeting, three directors are standing for reelection.
The Board and the Governance Committee have adopted guidelines for identifying and evaluating director candidates. Under these guidelines, the Governance Committee considers the mix of director characteristics, experiences, perspectives, and skills appropriate for the Corporation. The Governance Committee reviews these factors and others considered useful by the Governance Committee in assessing the perceived needs of the Board and the Corporation from time to time. The Governance Committee may use a variety of means to identify potential nominees, including recommendations from the Chairman, directors, or others associated with the Corporation. The Governance Committee may retain third-party search firms to identify potential nominees based on the Corporation’s established criteria for director candidates discussed above. David M. Roberts, who was appointed to the Board in June 2024, was identified as a director candidate by a third-party search firm. The Governance Committee screens potential candidates and recommends suitable candidates to the Board for nomination.
The Corporation requires candidates to possess the highest personal and professional integrity and ethics and be willing and able to devote the required time to the Corporation. The Corporation believes its directors should have varied and complementary backgrounds, which together build the overall strength of the Board.
The Governance Committee evaluates candidates recommended by the Corporation’s shareholders using the same criteria for candidates described above and considering additional information required by the Corporation’s By-laws (“By-laws”).
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Summary of Individual Director Primary Skills, Core Competencies, and Attributes
The following matrix identifies the primary skills, core competencies, and other attributes identified by the Governance Committee each director brings to his or her service on the Corporation’s Board and its committees. Each director possesses other skills and competencies.

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Skills, Competences, and Attributes	Relevance to HNI
Financial Reporting Accounting / Auditing Capital Structure
As a public company, we are subject to complex financial and regulatory requirements. Experience is important to HNI’s use of financial metrics to accurately and transparently measure and report performance, assess strategic opportunities and allocate capital. Qualifications include executive level responsibility for the accounting, finance or audit function of a large organization, related senior level academic experience, and relevant professional licensing.

People Development
We seek to employ and retain the best talent to lead and drive our businesses. Knowledge and experience with human resource management and executive compensation help us recruit, retain, and develop key talent essential to our operations, growth and long-term value creation. Qualifications include executive level responsibility for people and organizational development.

CEO / Executive Management Public Company
Experience leading a large, widely-held organization provides practical insights on the need for transparency, accountability, integrity, and understanding of the complex inter-related aspects of our company. Qualifications include acting as Chief Executive Officer, or Senior or Executive Vice President of a large or medium size public company with significant leadership responsibility.

Consumer / Sales / Marketing
We strive to provide our customers with the best customer service in the industry and make their experience dealing with us convenient and easy. Experience in customer services, marketing, or consumer retail business helps strengthen our focus on these objectives. Qualifications include extensive executive level experience developing and managing the marketing, sales or merchandising functions of a large consumer focused organization.

Corporate Governance / Risk Management / Legal
As a public company, we expect effective oversight and transparency, and our stakeholders demand it. Experience in public company governance and other professional governance organizations helps guide our practices. Risk oversight and management experience informs our enterprise risk management process and the identification and mitigation of material risks. Qualifications include executive level responsibility for effective governance or risk management at a large organization, or related senior level academic experience.

Technology / Digital Data / E-Commerce / Cybersecurity
To meet the requirements of rapidly changing markets, development and use of digital technology, enabled e-commerce platforms, and data analytics, are important to serve our customers. Skill with digital, data, e-commerce, mobile consumer experience and marketing provides valuable insights. Qualifications include executive level experience developing and utilizing technology tools and data to transform business operations and enhance customer experience, or related senior level academic experience.

International
With global operations in several countries, international experience helps us understand opportunities and challenges. Qualifications include executive level responsibility for large scale international business operations or functions with extensive experience doing business in multiple jurisdictions.

Corporate Social Responsibility / Sustainability / Climate
As a public company, we strive to be a force for good in our communities. This means constantly working to reduce our impact on the environment, developing sustainable products and manufacturing processes, and fostering worthy causes. Experience developing sustainability programs and leading change for the betterment of society help set our direction and guide our practices. Qualifications include executive level responsibility for corporate social responsibility or sustainability at a large organization, or related senior level academic experience.

Manufacturing / Engineering Lean Operations
We have significant manufacturing operations practicing advanced Lean processes requiring sophisticated, interconnected logistics. Experience informs HNI’s ongoing commitment to maintaining and strengthening our manufacturing excellence and reliability. Qualifications include executive level responsibility for extensive manufacturing or engineering operations with large organizations and lean expertise.

Distribution / Fulfillment / Supply Chain
We operate a complex distribution and fulfillment network to ensure efficient, convenient delivery of our products to customers. Experience with complex, multi-channel fulfillment is important to the effective operation of our network. Qualifications include executive level responsibility for distribution and fulfillment networks of large, complex organizations.

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The following charts provide more information about our Board members.

Director Independence
Under the Corporation’s Corporate Governance Guidelines, at least three-fourths of the directors must be considered independent under the NYSE rules and applicable law. The Board has affirmatively determined that Ms. Bell, Ms. Jones, Mr. Hallinan, Mr. Porcellato, Ms. Smith, Mr. Calado, Ms. Francis, Mr. Hartnett, Mr. Roberts, and Ms. Sivajee, constituting ten of the Corporation’s 11 directors, are independent under NYSE rules and the standards for independent directors established in the Corporation’s Corporate Governance Guidelines, which incorporate the director independence requirements set forth in the NYSE rules. The NYSE rules provide that, in order to determine that a director is independent, the Board must determine the director has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). In accordance with NYSE rules, when assessing the materiality of a director’s relationship (if any) with the Corporation, the Board considers materiality both from the standpoint of the director and from the standpoint of persons or organizations with which the director has an affiliation.
Director Biographies
The following biographies describe the skills, qualities, attributes, and experience of each director serving on the Board. The Board believes the directors possess the appropriate mix of skills, business experience, service, and viewpoints, and considers the directors, including those directors being nominated for reelection to the Board at the Annual Meeting, to be qualified for service due to the skills, experience, and other attributes reflected in each director’s biography below.
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Directors Standing for Election
Mr. Lorenger, Mr. Porcellato, and Mr. Roberts constitute a class of directors whose terms will expire at the Annual Meeting. Each has been nominated for reelection by the Board.

Jeffrey D. Lorenger, age 59, the Corporation’s President and Chief Executive Officer, has been a director since April 2018. On February 12, 2020, Mr. Lorenger was elected to serve as Chairman of the Board. Mr. Lorenger has worked for the Corporation for more than 20 years. Prior to his current role as President, Chief Executive Officer and Chairman, Mr. Lorenger held multiple executive level positions including President, Office Furniture, from 2017 to 2018; President, Contract Furniture, from 2014 to 2017; and President, Allsteel from 2008 to 2014. Mr. Lorenger has also held positions as Vice President, Sales and Marketing for The HON Company and Vice President, General Counsel and Secretary for HNI Corporation. On February 1, 2024, Mr. Lorenger joined the Board of Directors of THOR Industries, the world’s largest manufacturer of recreational vehicles. Mr. Lorenger also is a member of the board of directors for the Business and Institutional Furniture Manufacturers Association and a member of the Tippie Advisory Board at the College of Business, University of Iowa.

Larry B. Porcellato, age 66, has been a director of the Corporation since August 2004. Mr. Porcellato was Chief Executive Officer of The Homax Group, Inc. (“Homax”), a leading specialty application consumer products supplier to the home care and repair markets, a role from which he retired in July 2014. Previously, he was an independent business consultant and Chief Executive Officer of ICI Paints North America (“ICI Paints”). From 2008 to 2020, he was a director of OMNOVA Solutions, Inc., an innovator of emulsion polymers, specialty chemicals and decorative and functional surfaces, and a former director of privately held PSAV Holding LLC, an international, full-service technology in-house audiovisual provider. Mr. Porcellato brings to the Board chief executive officer experience in the building products industry through his former leadership of Homax and his former role as Chief Executive Officer of ICI Paints and financial expertise derived primarily from his service on the audit committee of another public company and previous finance and division leadership roles at other public companies. He also brings to the Board international and marketing expertise derived primarily from his service in various international and marketing roles at Rubbermaid Incorporated and Braun Canada Inc. and corporate governance experience through his service on the compensation and governance committees of another public company. Mr. Porcellato currently serves on the Compensation Committee.

David M. Roberts, age 54, has been a director of the Corporation since June 2024. Since 2018, Mr. Roberts has been the President and Chief Executive Officer of Verra Mobility Corporation, a leading global provider of smart mobility technology solutions, including commercial fleet and toll management, automated safety and traffic enforcement, and commercial parking management. From August 2014 to May 2018, Mr. Roberts served as the Chief Operating Officer of American Traffic Solutions, Verra Mobility’s predecessor company. Mr. Roberts brings to the Board technology and innovation experience, as well as strategic business management skills, derived primarily from his leadership roles at Verra Mobility Corporation. Mr. Roberts currently serves on the Governance Committee.

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Retiring Director
Ms. Smith’s term as director of the Corporation expires as of the Annual Meeting in accordance with the Board’s retirement policy.

Abbie J. Smith, age 71, has been a director of the Corporation since July 2000 and served as the Lead Director from May 2014 to May 2017. Since 1999, Ms. Smith has been a Chaired Professor at the University of Chicago Booth School of Business, a national leader in higher education, and is currently the Boris and Irene Stern Distinguished Service Professor of Accounting. She is a director of DFA Investment Dimensions Group Inc. and Dimensional Investment Group Inc.; a trustee of The DFA Investment Trust Company, the Dimensional Emerging Markets Value Fund, and Dimensional ETF Trust; and a director of Ryder System, Inc., a commercial transportation, logistics and supply chain management solutions company. Ms. Smith is also a trustee of The UBS Funds (Chicago) and SMA Relationship Trust. Ms. Smith brings to the Board considerable financial and corporate governance expertise based primarily on her extensive research and teaching at the University of Chicago and her service as a director of mutual fund complex and other public company audit, performance, finance and nominating committees. She currently is chair of the audit committee of the Dimensional Funds and a member of the audit committee of Ryder System, Inc. and the Chicago-based UBS Funds. Ms. Smith currently serves on the Governance Committee. Although Ms. Smith does not serve on the Audit Committee, she qualifies as an “audit committee financial expert” as defined in SEC rules.

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Continuing Directors
Mr. Calado, Ms. Francis, Mr. Hartnett, and Ms. Sivajee constitute a class of directors whose terms will expire at the Corporation’s 2026 annual meeting of shareholders.

Miguel M. Calado, age 69, has been a director of the Corporation since August 2004. Mr. Calado is a board member of WY Group, a digital marketing and technology holding company, and he also serves as Chairman of Nanoform Finland Limited, a publicly traded international drug particle engineering company. He also chairs the audit and compensation committee of Nanoform, a nanotechnology and drug particle engineering company. Mr. Calado previously was Chairman and President of WY Group from April 2017 until October 2023. From 2014 to April 2017, Mr. Calado was Vice President, Corporate Development and President of the iMax Diagnostic Imaging Business Unit of Hovione SA, an international fine chemicals company. From 2006 to 2014, he served as Vice President and Chief Financial Officer of Hovione. He has been President of GAMCAL, LLC, an investment company, since 2006. Mr. Calado brings to the Board extensive international, general management, manufacturing and financial expertise derived primarily from his previous service as Chief Financial Officer of an international manufacturing company and prior service in various roles at several large packaged and consumer goods public companies. These roles and companies include Executive Vice President and President, International for Dean Foods Company and several international finance roles for PepsiCo Foods International. Mr. Calado currently serves as Lead Director and on the Governance Committee. Although Mr. Calado does not serve on the Audit Committee, he qualifies as an “audit committee financial expert” as defined in SEC rules.

Cheryl A. Francis, age 71, has been a director of the Corporation since May 1999. Ms. Francis has been Co-Chairman of the Corporate Leadership Center, a not-for-profit organization focused on developing tomorrow’s business leaders, since 2008. Previously, from 2002 to 2008, she was the Vice Chairman of the Corporate Leadership Center. Ms. Francis is a director of Aon plc, a leading global professional services firm providing a broad range of risk, retirement and health solutions, and Morningstar, Inc., a leading provider of independent investment research in North America, Europe, Australia and Asia. Ms. Francis also chairs the audit committee of Morningstar and the Inclusion and Wellbeing Sub-committee of Aon. Ms. Francis brings to the Board significant financial expertise based primarily on her prior role as Chief Financial Officer of R.R. Donnelley & Sons Company and service on the audit and finance committees of other public companies. She also brings to the Board corporate governance experience through her service on the compensation and governance committees of other public companies, and executive leadership development experience based on Corporate Leadership Center work with CEOs, leading academic institutions and corporate executives. She currently serves on the Compensation Committee. Although Ms. Francis does not serve on the Audit Committee, she qualifies as an “audit committee financial expert” as defined in SEC rules.

John R. Hartnett, age 64, has been a director of the Corporation since August 2016. Prior to his retirement in 2022, Mr. Hartnett was Executive Vice President at Illinois Tool Works Inc. (“ITW”), a Fortune 200 global multi-industrial manufacturing leader with seven industry-leading business segments. Mr. Hartnett was with ITW for 37 years and led its Welding segment prior to his retirement. Mr. Hartnett brings to the Board extensive engineering, marketing, manufacturing and management experience from his numerous business roles at ITW, including his previous role as head of ITW’s Construction Products segment. Mr. Hartnett currently serves as Chair of the Audit Committee and qualifies as an “audit committee financial expert” as defined in SEC rules.

Dhanusha Sivajee, age 47, has been a director of the Corporation since July 2019. Since 2024, Ms. Sivajee has been the Chief Experience Officer of Tegna Inc., a broadcasting, digital media, and marketing services company. From 2021 until November 2024, Ms. Sivajee served as the Chief Marketing Officer of Angi Inc., a comprehensive provider of services and solutions for homes. From 2014 until 2021, Ms. Sivajee was Chief Marketing Officer at The Knot Worldwide, an online provider of wedding and other life event planning services. Ms. Sivajee brings to the Board extensive strategically-driven marketing and transactional marketplace experience from more than 20 years working across media and e-commerce industries. Ms. Sivajee currently serves on the Audit Committee.

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Ms. Bell, Ms. Jones, and Mr. Hallinan constitute a class of directors whose terms will expire at the Corporation’s 2027 annual meeting of shareholders.

Mary A. Bell, age 64, has been a director of the Corporation since November 2006. Ms. Bell has also served as a director of Husco International Inc., a privately-owned company specializing in hydraulic and electro-mechanical control systems, since November 2015 and as a director of PPC Partners, the holding company for several leading electrical, mechanical, automation, and construction companies, since June 2019. Prior to her retirement in July 2015, Ms. Bell was a Vice President of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. From 2004 to 2007, she was the Vice President of Caterpillar’s Logistics Division and served as Chairman and President of Cat Logistics Services, Inc., formerly a wholly owned subsidiary of Caterpillar. Ms. Bell brings to the Board considerable logistics, manufacturing and dealer channel expertise and general management experience derived primarily from her service in various roles at Caterpillar. She currently serves as Chair of the Governance Committee.

Mary K.W. Jones, age 56, has been a director of the Corporation since February 2016. From 2013 until April 2024, Ms. Jones served as Senior Vice President, General Counsel and Worldwide Public Affairs of Deere & Company (“Deere”), a world-leading provider of advanced products and services for agriculture, construction, forestry and turf care. From 2010 through 2012, she served as Deere’s Vice President, Global Human Resources. Ms. Jones brings to the Board significant risk management, corporate governance and general legal expertise, derived largely from her role leading the Deere compliance and legal functions. In addition, she brings to the Board significant expertise in the areas of talent strategy, executive succession planning and compensation, derived from her former role as Deere’s Vice President, Global Human Resources. Ms. Jones currently serves as Chair of the Compensation Committee.

Patrick D. Hallinan, age 57, has been a director of the Corporation since September 2022. Since 2023, Mr. Hallinan has served as Executive Vice President, Chief Financial Officer of Stanley Black & Decker, a manufacturer of industrial tools and household hardware. From 2017 through 2023, Mr. Hallinan served as the Senior Vice President and Chief Financial Officer of Fortune Brands Home & Security, Inc., a manufacturer of home and security products. From 2013 to 2017, Mr. Hallinan served as Fortune Brands’ Senior Vice President – Finance and Chief Financial Officer of its plumbing segment. Mr. Hallinan brings to the Board extensive expertise in finance, business strategy, general management, and business leadership derived from his service at Fortune Brands and Stanley Black & Decker. Mr. Hallinan currently serves on the Audit Committee and qualifies as an “audit committee financial expert” as defined in SEC rules.

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Committee Membership
The following table identifies the current committee members. As discussed above, the Board has determined all committee members are independent in accordance with the NYSE rules and applicable SEC rules.

Director	Audit Committee	Human Resources and Compensation Committee	Public Policy and Corporate Governance Committee
Mary Bell			•
Miguel Calado*			•
Cheryl Francis		•
John Hartnett	•
Patrick Hallinan	•
Mary Jones		•
Larry Porcellato		•
David M. Roberts			•
Dhanusha Sivajee	•
Abbie Smith			•

•	Committee Chair
•	Committee member
*	Lead Director

DIRECTOR COMPENSATION
Non-Employee Director Compensation
The Governance Committee is responsible for annually reviewing compensation paid to non-employee directors for service on the Board and for recommending to the Board changes in compensation, if appropriate. The Corporation’s CEO does not receive any compensation for his services as a director. The Board is responsible for approving director compensation based on recommendations by the Governance Committee. Neither the Governance Committee nor the Board delegates its authority with respect to setting director compensation to any other person or group. However, the Corporation’s management may, at the request of the Governance Committee, assist the Governance Committee in its review of director compensation, which may include recommending changes to compensation. Although it has not done so recently, the Governance Committee has authority to retain a consultant to assist in the evaluation of the compensation and benefits for directors and to approve the consultant’s fees and other retention terms.
For 2024, each non-employee director received an annual retainer of $208,000, of which $83,000 was paid in cash in equal installments of $20,750 after each quarterly Board meeting and $125,000 was paid in the form of common stock issued under the Amended and Restated 2017 Equity Plan for Non-Employee Directors (“Equity Plan”) following the May Board meeting.
The Lead Director receives an additional annual cash retainer of $30,000. The Chair of the Audit Committee receives an additional annual cash retainer of $20,000. The Chair of the Compensation Committee and the Chair of the Governance Committee each receive an additional annual cash retainer of $15,000. Cash retainers for the Lead Director and Chairs are paid in equal installments after each quarterly Board meeting. Directors also are reimbursed for travel and related expenses incurred to attend meetings.
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The Corporation requires each non-employee director to own common stock of the Corporation with a market value of five times or more the cash portion of the annual retainer. To promote common stock ownership, non-employee directors who have not yet met this minimum share holding requirement are required to receive one-half of the cash portion of their annual retainer in the form of shares of common stock issued under the Equity Plan or, to the extent the director participates in the Corporation’s Directors Deferred Compensation Plan (“Directors Deferred Plan”), in the form of nonvoting share units to be credited to the director’s account under the Directors Deferred Plan.
Under the Equity Plan, non-employee directors may elect to receive all or a portion of their cash retainers in the form of shares of common stock. Under the Directors Deferred Plan, each director has the opportunity to defer up to 100% of their retainers. Amounts can be deferred to a cash account earning interest at a rate set each year at 1% above the prime interest rate or to the Corporation’s notional stock account in the form of nonvoting share units that fluctuate in value based on the price increase or decrease of the common stock and earn dividends distributed to all shareholders. The dividends are automatically reinvested for each participant to acquire additional nonvoting share units. For any cash compensation deferred to the Corporation’s notional stock account, the number of nonvoting share units is determined by dividing the amount of the compensation by the fair market value of a share of common stock on the date the compensation would have otherwise been paid. Each director participating in the Directors Deferred Plan elects, on an annual basis, the date or dates of distribution (i.e., a director can elect a lump-sum distribution or distribution via annual installments not to exceed 15) of any amounts they defer. In addition, each non-employee director is eligible to receive awards of stock options to purchase common stock, restricted stock or common stock grants, or any combination thereof, under the Equity Plan in amounts authorized by the Board.
As of the March 10, 2025, Record Date, the Corporation has never issued stock options or restricted stock to the non-employee directors and all shares of common stock issued to directors in lieu of cash retainer amounts were fully vested upon issuance.
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Director Compensation for 2024

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Mary Bell	93,500	125,000	4,482	2,628	225,611
Miguel Calado	112,250	125,000	—	2,628	239,878
Cheryl Francis	82,250	125,000	—	2,628	209,878
Patrick Hallinan	82,250	125,000		2,628	209,878
John Hartnett	102,250	125,000	—	2,628	229,878
Mary Jones	97,250	125,000	—	2,628	224,878
Larry Porcellato	82,250	125,000	2,074	2,628	211,953
David Roberts	62,250	114,583	—	2,265	179,098
Dhanusha Sivajee	86,000	125,000	—	2,628	213,628
Abbie Smith	82,250	125,000	—	2,628	209,878

Notes
(1)
For 2024, the non-employee directors listed in the table above each earned the following fees paid in cash: Ms. Bell - $82,250 annual retainer plus $11,250 for service as Chair of the Governance Committee; Mr. Calado - $82,250 annual retainer plus $30,000 retainer for service as Lead Director; Ms. Francis - $82,250 annual retainer; Mr. Hallinan - $79,250 annual retainer; Mr. Hartnett - $82,250 annual retainer plus $20,000 retainer for service as Chair of the Audit Committee; Ms. Jones - $82,250 annual retainer plus $15,000 retainer for service as Chair of the Compensation Committee; Mr. Porcellato - $82,250 annual retainer; Mr. Roberts - $62,250 annual retainer based upon joining the Board in June; Ms. Sivajee - $82,250 annual retainer plus $3,750 retainer for service as Chair of the Governance Committee through May 2024; Ms. Smith - $82,250 annual retainer. Mr. Hallinan received 50% of the first quarter annual cash retainer in the form of 234 shares of common stock under the Equity Plan. Mr. Roberts received 50% of the annual cash retainer in the form of 603 shares of common stock under the Equity Plan.

(2)
Represents the equity portion of the annual retainer paid in the form of a $125,000 common stock grant under the Equity Plan authorized by the Board on May 14, 2024. Each non-employee director, serving on the Board as of May 14, 2024 was issued 2,655 shares of common stock at a price of $47.07 (the closing price of a share of common stock as reported on the NYSE on the date of grant, May 14, 2024) for a total grant date fair value of $124,970.85, as computed in accordance with FASB Accounting Standards Codification Topic 718. The difference between the $125,000 common stock grant authorized by the Board and the actual value of common stock issued was approximately $29. As the Corporation only issues fractional shares under the Directors Deferred Plan, and not under the Equity Plan, the Corporation paid each non-employee director serving on the Board as of May 14, 2024, $29, in the form of cash in lieu of a fractional share for those non-employee directors who did not elect to defer their common stock grant under the Directors Deferred Plan. There are no unexercised option awards or unvested stock awards outstanding as of the end of 2024 for any of the directors. Upon joining the Board, Mr. Roberts received the prorated equity portion of his annual retainer paid in the form of $114,583 common stock grant under the Equity Plan authorized by the Board on August 13, 2024. He was issued 2,288 shares of common stock at a price of $50.07 (the closing price of a share of common stock as reported on the NYSE on the date of grant, August 13, 2024) for a total grant date fair value of $114,560.16, as computed in accordance with FASB Accounting Standards Codification Topic 718. The difference between the $114,583 common stock grant authorized by the Board and the actual value of common stock issued was approximately $23, which was paid to him in the form of cash in lieu of a fractional share.

(3)
Includes above-market interest earned on cash compensation deferred under the Directors Deferred Plan. Interest on deferred cash compensation is earned at one percent over the prime rate. Above-market earnings represent the difference between the interest earned under the Directors Deferred Plan and the applicable federal long-term rate of 120%. Above-market interest earned by Ms. Bell is for cash compensation deferred prior to January 1, 2021, interest earned by Mr. Porcellato is for cash compensation deferred prior to January 1, 2007.

(4)	Value of dividends earned on the shares granted to directors in 2024.
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PROPOSAL NO. 1 – ELECTION OF DIRECTORS
Proposal Summary
The Board has nominated directors Jeffrey D. Lorenger, Larry B. Porcellato, and David M. Roberts to be elected to serve on the Board, each for a term of three years expiring at the 2028 annual meeting of the shareholders and until their successors are duly elected and qualified.
Each nominee currently serves on the Board and Mr. Porcellato and Mr. Roberts have been determined to be independent under the NYSE rules and applicable SEC rules. There are no family relationships between the Corporation’s executive officers and nominated directors.
Nominees elected as directors at the Annual Meeting will hold office for the indicated term or until their respective successors are elected and qualified, subject to their prior death, resignation, or removal.
The Corporation believes each nominee listed above will be available to serve if elected. However, if any one of them becomes unavailable, the persons named as proxies have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the Annual Meeting may be filled by the Board.
Required Vote
Each director nominee will be elected if the votes cast “FOR” such nominee’s election exceed the votes cast “AGAINST” such nominee’s election at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast either “for” or “against” a nominee’s election.
Recommendation of the Board

The Board recommends a vote “FOR” the election of each of the director nominees.

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Audit Committee Matters
AUDIT COMMITTEE REPORT
The Audit Committee consists of three members: John R. Hartnett, who serves as Chair of the Audit Committee, Patrick D. Hallinan, and Dhanusha Sivajee. Each member is an independent director under NYSE and SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available at investors.hnicorp.com. The Board has determined that Patrick D. Hallinan and John R. Hartnett are “audit committee financial experts” as defined in SEC rules.
The Audit Committee has responsibility for selecting and evaluating the independent registered public accounting firm, which reports directly to the Audit Committee, overseeing the performance of the Corporation’s internal audit function, and assisting the Board in its oversight of enterprise risk management, including privacy, cybersecurity, and data security risk.
Management has primary responsibility for the Corporation’s consolidated financial statements and the overall reporting process, for maintaining adequate internal control over financial reporting and, with the assistance of the Corporation’s internal auditors, for assessing the effectiveness of the Corporation’s internal control over financial reporting. KPMG LLP (“KPMG”), the Corporation’s independent registered public accounting firm since 2015, is responsible for performing an independent audit of the Corporation’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), expressing an opinion as to the conformity of the consolidated financial statements with generally accepted accounting principles in the United States, and auditing management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and work with KPMG’s lead partner.
KPMG rotates its lead audit engagement partner every five years. The Audit Committee interviews proposed candidates and selects the lead audit engagement partner. The Audit Committee last selected a new KPMG lead audit engagement partner beginning with the fiscal year 2020 audit.
The Audit Committee and management engage in an annual review of KPMG. As part of that review, management prepares an assessment that includes the results of a management survey of KPMG’s overall performance, an analysis of KPMG’s fees and services, and risks that may impair KPMG’s ability to perform the audit. The Audit Committee considers management’s report, the continued independence of KPMG, and whether retaining KPMG is in the best interest of the Corporation and its shareholders. The annual review serves as the basis for the recommendation made by the Audit Committee and Board to the Corporation’s shareholders regarding the selection of the Corporation’s independent auditor.
The Audit Committee also oversees management’s processes to identify and quantify material risks facing the Corporation, including risks disclosed in the Corporation’s Annual Report on Form 10-K. The Audit Committee meets regularly with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations, the evaluation of the Corporation’s internal control over financial reporting, and the overall quality of the Corporation’s accounting.
Management represented to the Audit Committee the Corporation’s consolidated financial statements for the fiscal year ended December 28, 2024 were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG. Management has also represented it has assessed the effectiveness of the Corporation’s internal control over financial reporting, and has determined that, as of December 28, 2024, the Corporation maintained effective internal control over financial reporting. The Audit Committee has reviewed and discussed with management and KPMG this assessment. The Audit Committee has also discussed with KPMG its evaluation of the accounting principles, practices, and judgments applied by management, and any items required to be communicated to it by KPMG in accordance with regulations promulgated by the SEC and the PCAOB including the matters required to be discussed by PCAOB Auditing Standard No. 1301. The Audit Committee reviewed and discussed the critical audit matters (“CAMs”) addressed in the audit and the relevant financial statement accounts or disclosures that related to each CAM.
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The Audit Committee received and reviewed the written disclosures and the letter from KPMG required by the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and discussed with KPMG its independence. The Audit Committee also concluded that the provision of non-audit services by KPMG is compatible with maintaining their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board the consolidated financial statements referred to above be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024.
Audit Committee
John R. Hartnett, Chair
Patrick D. Hallinan
Dhanusha Sivajee
AUDIT AND NON-AUDIT FEES
The following table sets forth the fees paid to the Corporation’s independent registered public accounting firm KPMG for fiscal years 2024 and 2023:

Fee Category	2024	2023
Audit Fees (1)	$3,150,000	$3,110,000
Audit-Related Fees (2)	$100,000	$150,000
Tax Fees (3)	$50,000	$395,000
All Other Fees (4)	—	—
Total	$3,300,000	$3,655,000

Notes
(1)
Audit Fees relate to professional services provided in connection with the audit of the Corporation’s annual financial statements and internal control over financial reporting, review of quarterly financial statements and audit services provided in connection with other statutory and regulatory filings or engagements.

(2)	Audit-Related Fees relate to professional services provided that are reasonably related to the performance or review of the Corporation’s financial statements.
(3)	Tax Fees relate to professional services provided in connection with tax compliance, and tax consulting and planning services.
(4)	All Other Fees relate to professional services provided other than the services reported in the categories above.
PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES
The Audit Committee is responsible for the negotiation and approval of all audit and non-audit engagement fees, terms and services. The Audit Committee has policies and procedures requiring pre-approval by the Audit Committee of any engagement of our independent registered public accounting firm to perform audit or permissible non-audit services. Between Audit Committee meetings, the Audit Committee may delegate to one or more members of the Audit Committee the authority to pre-approve such services. The delegated member or members must report any such pre-approvals to the Audit Committee at its next scheduled meeting. All services performed by KPMG in 2024 were pre-approved by the Audit Committee.
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PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal Summary
The Audit Committee has re-appointed KPMG as the Corporation’s independent registered public accounting firm for the Corporation’s 2025 fiscal year. KPMG has served as the Corporation’s independent registered public accounting firm since 2015. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the audit firm.
Based on its most recent evaluation of KPMG, the members of the Audit Committee believe the retention of KPMG is in the best interest of the Corporation and its shareholders. At the Annual Meeting, the Board proposes that shareholders ratify the appointment of KPMG as the Corporation’s independent registered public accounting firm for the fiscal year ending January 3, 2026. Although shareholder ratification is not required by the By-laws or otherwise, the Corporation is submitting the selection of KPMG to its shareholders to permit shareholders to participate in this important decision. If the shareholders fail to ratify the Audit Committee’s selection of KPMG, the Audit Committee will reconsider the selection, but may continue to retain KPMG. If the appointment is ratified by shareholders, the Audit Committee in its discretion nevertheless may change the appointment at any time during the current fiscal year if it determines that a change would be in the best interests of the Corporation and its shareholders.
Representatives of KPMG will be present at the Annual Meeting, have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions.
Required Vote
The affirmative vote of the holders of a majority of the outstanding shares voted at the Annual Meeting is required to adopt the Proposal. Abstentions and broker non-votes will not be counted for purposes of determining whether this Proposal has received sufficient votes for approval.
Recommendation of the Board

The Board recommends a vote “FOR” ratification of KPMG as the Corporation’s independent registered public accounting firm.

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Executive Compensation
PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Proposal Summary
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the related rules of the SEC, shareholders have the opportunity to cast an annual advisory vote to approve Named Executive Officer compensation as disclosed pursuant to the compensation disclosure rules of the SEC, which includes the CD&A, the compensation tables, and the accompanying narrative disclosures.
The Corporation encourages shareholders to read the CD&A and other sections of this Proxy Statement describing how the Corporation’s executive compensation program operates. The Compensation Committee and the Board believe the Corporation’s compensation program is effective in creating long-term shareholder value and contributing to the Corporation’s continuing success.
Accordingly, shareholders are asked to approve the following resolution at the Annual Meeting:
RESOLVED, the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.
As an advisory vote, this proposal is not binding on the Corporation, the Board or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by our shareholders on this proposal and will carefully consider the outcome of this vote when making future compensation decisions for the Named Executive Officers.
Required Vote
The affirmative vote of the holders of a majority of the outstanding shares voted at the Annual Meeting is required to adopt the resolution. Abstentions and broker non-votes will not be counted for purposes of determining whether this Proposal has received sufficient votes for approval.
Recommendation of the Board

The Board recommends a vote “FOR” adoption of the resolution approving the compensation of the Named Executive Officers.

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COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This CD&A describes the key features of the Corporation’s executive compensation program and the Compensation Committee’s approach in determining 2024 compensation for the Named Executive Officers. The following executive officers served as Named Executive Officers throughout 2024:

Name	Position
Jeffrey D. Lorenger	Chairman, President and Chief Executive Officer, HNI Corporation
Marshall H. Bridges	Chief Financial Officer; Senior Vice President, HNI Corporation
Vincent P. Berger II	President, Hearth & Home Technologies; Executive Vice President, HNI Corporation
Steven M. Bradford	Senior Vice President, General Counsel and Secretary, HNI Corporation
B. Brandon Bullock III	President, The HON Company

Effective as of the close of business on December 28, 2024, the last day of the Corporation’s 2024 fiscal year, Mr. Bridges retired from his position as Chief Financial Officer. He was succeeded in that position by Mr. Berger effective as of December 29, 2024, which is the first day of the Corporation’s 2025 fiscal year.
This CD&A is divided into four parts:
1.	Executive Compensation Overview
2.	Executive Compensation Objectives and Governance
3.	Executive Compensation Elements
4.	Additional Compensation Programs and Policies
Unless otherwise noted, references in this CD&A to 2024 or any other year are to the Corporation’s fiscal year, which is a 52/53 week fiscal year that ends on the Saturday closest to December 31. Fiscal year 2024 ended on December 28, 2024, fiscal year 2023 ended on December 30, 2023 and fiscal year 2022 ended on December 31, 2022.
Fiscal Year 2024 Overview
During 2024, the Corporation delivered strong performance despite lower organic sales resulting from macro-economic headwinds. Profit in the Corporation’s Workplace Furnishings segment increased significantly driven by strong operational productivity gains, the full year benefit from the acquisition of Kimball International in 2023, and price realization. In the Residential Building Products segment, the Corporation experienced a profit decline driven by dynamics within the remodel / retrofit market. The Corporation was able to limit negative impacts from lower volume through strong operational productivity improvements and price realization to deliver improved operating margin in this segment. The Corporation’s consolidated results provided significant cash flows, and the Corporation ended the year with a strong balance sheet reflecting modest debt.
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1. Executive Compensation Overview
Primary Compensation Elements
The primary elements of the compensation program are base salary and annual and long-term performance-based incentive opportunities. These primary elements were chosen to attract and retain executive talent in a competitive market and drive long-term shareholder value creation.

Element	Description	Purpose
Base Salary (see page 34)	Annual cash compensation	Compensation for expected day-to-day responsibilities. Pay adjustments are based on capabilities, responsibilities, and market factors.
Annual Incentive (see page 35)	Targeted variable compensation equal to a percentage of base salary paid once per year and based 80% on financial performance and 20% on individual objectives	Focus executives on annual performance goals, typically financially driven
Long-Term Incentive (see page 37)	Variable performance compensation typically in the form of time-based Restricted Stock Units and Performance Share Units earned at the end of a three-year period based on Adjusted EBITDA goals	Align executives’ decisions with long-term shareholder value creation, and promote executive retention.

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Other Key Compensation Practices
The Compensation Committee regularly reviews developments in executive compensation and governance and adjusts the Corporation’s programs, practices, and policies as needed, with the goals of aligning them with developments in the market for executive talent and evolving best practices for executive compensation.

HNI Compensation Practices
What We Do
Pay for performance	A substantial majority of executive compensation is based on achievement of long-term value creation.
Stock ownership guidelines	Stock ownership guidelines require the CEO to hold shares valued at 5x base salary and other Named Executive Officers at 3x base salary.
Double trigger change in control	Both a change in control and involuntary termination are required for the change in control agreement to take effect.
Clawback policy	Performance-based compensation, under certain circumstances, will be recouped if the Corporation’s financial statements upon which such performance-based compensation was measured must be restated.
Anti-hedging and anti-pledging policy	Officers and directors are prohibited from engaging in hedging or pledging transactions with respect to HNI stock.
Independent compensation consultants	The Compensation Committee engages independent compensation consultants who work only for the Committee and not for management.
Annual shareholder say on pay vote	The Corporation holds an annual advisory vote regarding Named Executive Officer compensation.
Annual compensation risk assessment	The Compensation Committee reviews a risk assessment of the Named Executive Officer compensation program every year.
What We Don’t Do
No employment contracts	Neither the CEO nor any other Named Executive Officer has an employment contract.
Limited perquisites
Consistent with its longstanding culture, the Corporation generally does not offer perquisites to Named Executive Officers, other than standard relocation assistance and an identity theft protection benefit.

No excise tax gross-ups	No executives are eligible for excise tax gross-ups.
No repricing of underwater options	Underwater options may not be repriced or replaced.
No dividends paid on unvested equity awards
Dividends are not paid on unvested restricted stock units or unearned performance share units. Instead, such dividends accrue and are paid only if the underlying awards vest or are earned based on performance.

No supplemental executive benefits	Executive officers are not offered additional benefits beyond those generally available to all members.

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Say on Pay Vote Results, Responsiveness, and Shareholder Engagement
The Compensation Committee carefully considers say on pay votes in setting the compensation of Named Executive Officers. At the 2024 Annual Meeting, approximately 95% of the advisory votes cast by shareholders were in favor of the compensation program for Named Executive Officers for 2023. The Corporation has a strong history of shareholder support for the compensation of its Named Executive Officers. Since 2012, approximately 95% or more of the advisory votes cast by shareholders each year have been in favor of the compensation program.
The Corporation’s investor relations team regularly engages with shareholders regarding the performance and strategies of the Corporation. Even with significant support from shareholders for say on pay votes, the Corporation solicits the views of its shareholders regarding the executive compensation program. During this engagement process, the shareholders have not identified any concerns regarding the current program.
In addition to the Corporation’s receipt of market-based feedback on executive compensation matters from its regular dialogue with shareholders, the Compensation Committee engages independent compensation consulting firms, most recently Frederic W. Cook & Co., Inc. (“FW Cook”) and Exequity LLP (“Exequity”), to assist with a thorough review of the Corporation’s executive compensation policies and programs. The purpose of this review is to benchmark the Corporation’s design versus market practice, evaluate current programs with respect to trends and corporate governance best practices, and identify ways, if any, to strengthen the alignment of the interests of the Named Executive Officers with the interests of shareholders.
Compensation Program for 2024
For executive pay determinations for 2024, the Board, Compensation Committee, and Corporation continued to use a compensation program structure similar to the program governing executive pay determinations for the prior year. The Annual Incentive Plan incorporated annual Adjusted EBIT goals and personal strategic objectives for the 2024 performance period, while the long-term incentive plan utilized three-year Adjusted EBITDA goals for the 2024 award.
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2. Executive Compensation Objectives and Governance
Philosophy and Objectives
The Corporation’s Board believes in aligning the compensation of the Corporation’s leadership with creating long-term value for shareholders and other important stakeholders, including members, customers, and our communities. Governance of the executive compensation program, including hands-on involvement of the Compensation Committee, is guided by this principle.
Pay for Performance
Highlighting the Corporation’s pay for performance philosophy, the executive compensation program for 2024 tied a significant amount of each senior executive’s compensation to the achievement of long-term value creation through the use of annual and long-term performance-based awards. In 2024, adjusted earnings before interest and taxes (Adjusted EBIT) was used to measure financial performance under the Annual Incentive Plan, and adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) was used to measure financial performance under the long-term incentive plan. The Board and the Compensation Committee believe the Adjusted EBIT and Adjusted EBITDA measures are strong indicators of corporate performance resulting in long-term shareholder creation.
Adjusted EBIT and Adjusted EBITDA are non-GAAP financial measures as defined in SEC rules. In 2024, Adjusted EBIT was adjusted from operating income (the comparable GAAP measure) by excluding the impact of starting a new facility, exiting facilities and business units, severance costs related to cost reduction initiatives, and impairment charges. In addition to these adjustments, Adjusted EBITDA, which will be measured over the 3-year cumulative period ending in 2026, will be adjusted from GAAP operating income by excluding depreciation and amortization expense, the impact of acquisitions made during the 3-year period, and other items occurring in 2024-2026 that are excluded from the Corporation’s GAAP results and publicly disclosed in its earnings releases.
Pay Mix
The target compensation mix for 2024 for the CEO and other Named Executive Officers is presented below. Approximately 52% of CEO compensation and 46% of the compensation of all other Named Executive Officers is considered variable as this compensation is based on the achievement of financial and strategic objectives.

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Compensation Committee and Non-Employee Directors
The Compensation Committee is responsible for the oversight of the Corporation’s executive compensation programs. The Compensation Committee reviews and recommends to the Board for approval by the non-employee directors all elements of the CEO’s compensation. For the other Named Executive Officers, the Compensation Committee considers recommendations from the CEO and approves all elements of compensation except equity grants, which the Compensation Committee recommends for approval by the non-employee directors.
The Corporation’s Member and Community Relations Department, Office of the General Counsel, and Finance Department support the Compensation Committee and the Board in a variety of ways related to executive compensation, including conducting executive compensation benchmarking, preparing compensation-related materials, and providing updates on corporate governance laws and best practices.
The Compensation Committee occasionally retains outside compensation consultants to provide recommendations for structuring and designing the Corporation’s executive compensation program, selecting a peer group for benchmarking, and establishing competitive incentive award targets. The Compensation Committee has engaged FW Cook and Exequity as executive compensation consultants. FW Cook served as the compensation consultant in 2023 to review CEO compensation for 2024. In 2024, Exequity provided guidance on a variety of topics related to executive compensation programs. Both FW Cook and Exequity are independent compensation consultants that provided no services to HNI other than those services provided to the Compensation Committee. After considering the six factors identified in the NYSE Listed Company Manual for assessing the independence of its advisers, the Compensation Committee determined that FW Cook and Exequity were not subject to any conflict of interest referred to in Item 407(e)(3)(iv) of the SEC’s Regulation S-K.
Benchmarking with Market Data
CEO Compensation Benchmarking
The Compensation Committee annually reviews CEO compensation data from a group of companies it considers peers of the Corporation as one reference point when making CEO compensation determinations. The peer group consists of companies in similar industries or with a similar level of business complexity, manufacturing approach, or go-to-market structure with which the Corporation may compete for talent. Additionally, the Compensation Committee considers the relative size of the companies as measured by market capitalization, net sales, and employee headcount. In 2024, considering these factors, the Compensation Committee chose a peer group of the following 20 companies for data to use when determining CEO compensation:

Peer Group
A.O. Smith Corporation	Kennametal Inc.
ACCO Brands	La-Z-Boy
American Woodmark	Leggett & Platt, Incorporated
Apogee Enterprises	Lennox International Inc.
Armstrong World Industries, Inc.	Masonite
Donaldson Company, Inc.	MasterBrand
Hillenbrand	MilllerKnoll
Installed Building Products	Pitney Bowes
Interface	Regal Rexnord
JELD-WEN	Steelcase Inc.

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For 2024, the Compensation Committee implemented recommendations of FW Cook to modify the peer group that had been used for 2023 pay determinations by removing two companies, Lincoln Electric and Valmont Industries, and adding four companies, Apogee Enterprises, Installed Building Products, JELD-WEN, and MasterBrand. The Compensation Committee believes these changes are appropriate as they better align the peer group to include companies reasonably similar to the Corporation.
At the direction of the Compensation Committee, FW Cook in late 2023 conducted a comprehensive compensation analysis for chief executive officers of peer companies (“CEO Compensation Review”). The Compensation Committee utilized the CEO Compensation Review to establish the elements and targets of Mr. Lorenger’s compensation as CEO in early 2024.
Market Data for Other Named Executive Officers
The Compensation Committee annually assesses base salary and annual and long-term incentive compensation data compiled from commercially available compensation survey reports published by Willis Towers Watson and Mercer (collectively, the “Survey Reports”).
In 2024, the Compensation Committee followed its regular process of using the Survey Reports in reviewing the elements and targets of the Named Executive Officers’ compensation (except the CEO), considering the responsibilities and capabilities of each executive officer.
3. Executive Compensation Elements
Base Salary
For 2024, the base salary for each Named Executive Officer was based on the market median for the relevant position. Actual base salaries may be higher or lower than the market median based on the following factors, which are considered annually by the Compensation Committee when determining changes in base salary:
•	demonstrated growth, development, and advancement;
•	individual performance and competency; and
•	value of experience both in service to the Corporation and other organizations.
The Compensation Committee conducts the CEO’s annual base salary review at the February Board meeting and all non-employee directors participate with the Compensation Committee in this review. For other executive officers, the Compensation Committee normally approves base salary changes annually at the Board meeting prior to the anniversary date of each officer’s appointment.
The Compensation Committee (and with respect to the CEO’s base salary, the non-employee directors) awarded the following base salaries in 2024 to the Named Executive Officers:

Name	2023 Annual Base Salary ($)	2024 Annual Base Salary ($)	Increase ($)	Increase (%)
Jeffrey D. Lorenger	1,030,000	1,030,000	0	0.0
Marshall H. Bridges	558,400	580,700	22,300	4.0
Vincent P. Berger II*	506,900	524,600	17,700	3.5
Steven M. Bradford	483,000	499,900	16,900	3.5
B. Brandon Bullock III	460,600	479,000	18,400	4.0

*	In fourth quarter 2024, Mr. Berger received an additional base salary increase to $575,000 in connection with his appointment as Chief Financial Officer effective as of the beginning of 2025.
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The Compensation Committee and non-employee directors chose to keep Mr. Lorenger’s base salary at the same level as 2023 and to focus on increasing his total compensation package through his long-term incentive target. The increases awarded to the other Named Executive Officers were generally consistent with the average increase for members across the Corporation.
Annual Incentive Plan
To provide alignment with strategic business objectives, Named Executive Officers are eligible for annual incentive compensation awards under the Annual Incentive Plan. The Annual Incentive Plan helps focus the Named Executive Officers on both annual financial achievements and individual objectives aligned with the Corporation’s strategic plan.
For 2024, the targets, financial goals and individual objectives under the Annual Incentive Plan were as follows:

Award Target as a % of Base Salary
Chairman, President and Chief Executive Officer	120%
Other Named Executive Officers	75%

Basis of Award Achievement
Achievement of Financial Goals	80%
Attainment of Individual Objectives	20%

The CEO’s annual incentive compensation award target is a greater percentage of base salary than the targets for the other Named Executive Officers because the CEO has the most impact on the Corporation’s annual performance.
The awards are paid in the first quarter following the year in which they are earned. Termination of employment other than due to death, disability, retirement, or a change in control of the Corporation prior to the end of the year in which an award is earned results in the loss of outstanding awards. Awards are paid in cash unless the executive requests and the Compensation Committee approves taking all or part of the payment in the form of common stock or the Compensation Committee determines the executive’s stock ownership does not reflect appropriate progress toward the executive’s ownership guideline. The following table describes payouts under the Annual Incentive Plan for each Named Executive Officer for 2024.

Name	Annual Incentive Compensation Award Target ($)	Actual Award Payout Attributable to Financial Goals ($)	Actual Award Payout Attributable to Individual Objectives ($)	Total Payout ($)	Actual Payout as % of Target (%)
Jeffrey D. Lorenger	1,236,000	978,912	232,368	1,211,280	98
Marshall H. Bridges	435,525	344,936	98,429	443,364	102
Vincent P. Berger II	431,250	213,900	57,788	271,688	63
Steven M. Bradford	374,925	296,941	89,232	386,173	103
B. Brandon Bullock III	359,250	307,518	57,480	364,998	102

Each Named Executive Officer received the 2024 Annual Incentive Plan award payout in cash.
Financial Performance Goals
The Compensation Committee considers the annual financial plan, approved by the Board in February, in establishing financial goals for the Corporation and each core business unit. For 2024, financial goals were based on the Adjusted EBIT measure expressed on an annual basis for the Annual Incentive Plan. Adjusted EBIT goals are based on strategic opportunities with consideration of current market conditions (such as strength of the housing market, global economy, or corporate earnings) and business opportunities (such as launch of new product line or integration of a recently acquired business).
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Payout ranges are set between 0% and 200% of the Adjusted EBIT target, with an achievement threshold of 35% to receive a minimum payout. Payout levels are expected to be between 80% and 120% of target in most years and average approximately 100% of target over time. The Compensation Committee establishes the financial target as an aggressive but achievable goal for the Corporation as a whole or for any business unit based on economic and competitive conditions at the time the goals are established.
Messrs. Lorenger, Bridges, and Bradford were eligible for awards based on the Corporation’s financial performance while Messrs. Berger and Bullock were eligible for awards based on the financial performance of each executive’s individual area of responsibility (one or more business units).
The following table shows 2024 Adjusted EBIT goals for the Corporation and actual achievement for the period. The table also provides background on the performance assumed when the goal was set and on why actual results differed from the goal.

2024
Adjusted EBIT goal	$221.6 million
Actual Adjusted EBIT achievement	$220.8 million
Goal setting assumptions and considerations
•
2024 profit was assumed to increase driven by the full year benefits of the Kimball International acquisition, operational productivity improvements, and favorable price realization. These improvements were assumed to be partially offset by increased SG&A investments.
•
Adjusted EBIT in Residential Building Products was assumed to increase driven by operational productivity improvements and favorable price realization, the effects of which were assumed to be partially offset by increased SG&A investments.
•
Adjusted EBIT in the Workplace Furnishings segment was assumed to increase, driven by the full year benefits of the Kimball International acquisition, operational productivity improvements, and favorable price realization, the effects of which were assumed to be partially offset by increased SG&A investments.

Reasons performance differs from the goal	• Greater-than-anticipated benefits from productivity, cost reduction efforts, and lower input costs mostly offset greater-than expected volume declines.
Payout (% of target)	99%

Individual Objectives
Each Named Executive Officer’s individual objectives are based on broad strategic objectives of the Corporation or one or more operating units and are defined and measured within the year. The non-employee directors annually review and approve the CEO’s individual objectives. The CEO annually reviews and approves the individual objectives of each other Named Executive Officer.
The Named Executive Officers’ 2024 objectives were individually set based on focus areas supporting the Corporation’s values that promote continuous improvement, long-term value creation for shareholders, revenue growth, and action as responsible global citizens.
Achievement percentages for individual objectives range from 0% to 125%. At year-end, the non-employee directors, after reviewing the CEO’s self-evaluation, determine the achievement percentage of the CEO’s individual objectives. The CEO evaluates the performance of the other Named Executive Officers at year-end against their individual objectives and recommends an achievement percentage for Compensation Committee approval.
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The Compensation Committee and the CEO (and with respect to the CEO, the non-employee directors) determined the Named Executive Officers delivered results on the stated goals resulting in attainment of individual objectives from 67% to 119%. The following table explains individual objectives and payout factors for each Named Executive Officer.

Name	2024 Objectives	2024 Payout Factor
Jeffrey D. Lorenger	Integration initiatives completion, segment specific revenue growth, and corporate social responsibility advancements	94%
Marshall H. Bridges	Integration initiatives completion and operational improvements	113%
Vincent P. Berger II	Go-to-market strategies and segment specific revenue growth	67%
Steven M. Bradford	Corporate social responsibility advancements and organizational development	119%
B. Brandon Bullock III	Product development initiatives, global service improvements, and segment specific revenue growth	80%

Long-Term Incentive
Through their leadership and strategic actions, long-term incentive participants have the ability to significantly impact the Corporation’s long-term performance. Long-term incentive compensation, in the form of Performance Share Units (PSUs) and Restricted Stock Units (RSUs), is designed to focus executives on long-term value creation for shareholders measured by objective financial performance metrics and long-term stock price appreciation, and to incent executives to remain with the Corporation. Long-term incentive compensation is provided through the annual equity grants to select executives, including all Named Executive Officers, under the Corporation’s 2021 Stock-Based Compensation Plan (the “Stock Plan”).
These two types of long-term incentive vehicles provide a balance between emphasizing financial performance (through awards of PSUs) and stock price performance (through awards of RSUs). The Compensation Committee and the Board annually evaluate and approve the participants’ target awards to ensure consistency with the Corporation’s compensation philosophy.
The Corporation has no program, plan, or practice to time the grant of equity awards to its Named Executive Officers and other executive officers relative to the release of material nonpublic information or other corporate events or for the purpose of affecting the value of executive compensation. Annual equity grants typically occur at the February Board meeting. Throughout the year, the Board may occasionally grant equity awards for a new hire, a significant promotion, or other special circumstances. The Corporation does not currently grant stock options, stock appreciation rights, or similar awards to its Named Executive Officers.
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The following table shows the total long-term incentive compensation award opportunities for each Named Executive Officer for 2024.

Name	Total Long-Term Incentive Compensation Target ($)	Total Long-Term Incentive Compensation Award Target (% of Annual Base Salary at Time of Award)
Jeffrey D. Lorenger	4,429,000	430
Marshall H. Bridges	871,050	150
Vincent P. Berger II	760,350	150
Steven M. Bradford	374,925	75
B. Brandon Bullock III	460,600	100

For 2024, the Board, upon recommendation from the Compensation Committee, granted 50% of the target long-term incentive compensation target amount as PSUs and 50% as RSUs under the Stock Plan. The Board determined the long-term incentive compensation awards should be split equally among PSUs and RSUs because the mix provides the best balance between the competing interests the long-term incentive awards seek to serve (i.e., focus on performance objectives and continued employment (PSUs) and continued employment and increasing stock price performance (RSUs)). The Board granted the PSUs and RSUs using the targeted dollar value of the award divided by the grant date closing share price of the common stock as reported on the NYSE to calculate the number of units granted. The Board granted equity awards to each Named Executive Officer on February 14, 2024, based on the closing price of $42.70 per share of common stock. The following table reflects the number of PSUs and RSUs granted in February 2024 for each Named Executive Officer:

Name	Targeted Number of PSUs Granted in February 2024	Targeted Number of RSUs Granted in February 2024
Jeffrey D. Lorenger	51,862	51,862
Marshall H. Bridges	10,200	10,200
Vincent P. Berger II	8,903	8,903
Steven M. Bradford	4,390	4,390
B. Brandon Bullock III	5,393	5,393

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Performance Share Units
In February 2024, half of each Named Executive Officer’s long-term incentive compensation opportunity was granted in PSUs. PSUs motivate and encourage executives to focus on long-term value creation while maximizing shareholder alignment. PSUs represent the right to receive shares at the end of the three-year performance period. The Compensation Committee and Board establish the financial goals at the start of each three-year performance period. These units cliff vest and are delivered following the end of the three-year performance period if financial goals are met. The total number of shares earned may vary between 0% and a maximum of 200% of the target number of units awarded depending upon performance relative to the established goal, with an achievement threshold of 25% to receive a payout. PSUs convert into shares upon vesting. Dividends accrue and pay in cash at the end of the performance period based on the number of shares vested according to performance metrics. For fiscal 2024, the Board approved Adjusted EBITDA targets for the PSUs. Adjusted EBITDA continues to support HNI’s strategic framework and motivates participants to drive financial performance. Early termination of employment other than due to death, disability, retirement, or a change in control of the Corporation results in forfeiture of unvested awards. The following table represents the financial achievement targets set for the PSUs in 2024:

2024 – 2026 Performance Share Unit Cumulative Adjusted EBITDA Targets
% Achievement	($M)
200% Maximum	1,084
100% Target	990
25% Threshold	751

For a discussion of PSUs granted in 2022 and 2023, see “Performance Share Units” in the executive compensation sections of the Corporation’s 2023 and 2024 Proxy Statements, respectively. In the first quarter of 2025, the Compensation Committee and Board certified 66% achievement of economic profit goals for the 2022-2024 PSUs. Shares were issued to eligible participants according to the 66% achievement.

2022 – 2024 Performance Share Units
% Achievement	Approved Economic Profit Targets ($M)	Actual Economic Profit Achievement
200% Maximum	220	66% $101M
100% Target	147
25% Threshold	46

Restricted Stock Units
In February 2024, half of each Named Executive Officer’s long-term incentive compensation opportunity was granted in RSUs. RSUs promote alignment with shareholder interests and support executive retention. RSUs represent the right to receive shares of common stock. Each unit represents the equivalent of one share of common stock as of the date of grant and vests one-third per year over the three years beginning on the first anniversary of the grant date. RSUs convert into shares upon vesting. Dividends are not paid over the vesting period but accrue and are paid in cash at the time of vesting. The amount of income realized by an executive from an RSU is equal to the stock price at the time the award vests multiplied by the number of units granted to the executive plus the dollar value of dividends accrued during the vesting period. Early termination of employment other than due to death, disability, retirement, or a change in control of the Corporation results in forfeiture of unvested awards.
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4. Additional Compensation Programs and Policies
The descriptions below summarize other compensation and retirement plans in which Named Executive Officers are eligible to participate. These plans do not change significantly from year to year, and other than participation in the Supplemental Income Plan (“SIP”), do not involve annual compensation decisions by the Compensation Committee or the Board.
Supplemental Income Plan
The SIP provides a benefit to the plan’s participants, including the Named Executive Officers, equal to amounts the participants would have received if the Corporation’s qualified 401(k) plan and the cash profit-sharing benefits had not been subject to statutory compensation caps, except no income attributable to the long-term incentive plan is considered. The 2024 statutory compensation limit for qualified plan and cash profit-sharing benefits was $345,000. Any compensation in excess of this limit is excluded from the eligible earnings used to calculate qualified plan and cash profit-sharing benefits. The SIP is available to select executives, approved by the Board, who consistently earn income above compensation caps on the qualified plan and cash profit-sharing benefits. In 2024, the Compensation Committee determined SIP benefits will be paid in the form of cash. Participation in the SIP is provided to assure overall competitiveness of the executive compensation program.
Deferred Compensation Plan
Executives eligible for compensation under the Annual Incentive Plan, which includes all Named Executive Officers, are eligible to participate in the Corporation’s Executive Deferred Compensation Plan (“Deferred Plan”). The Deferred Plan allows executives to voluntarily defer base salary, Annual Incentive Plan awards, SIP benefits, and other amounts. Amounts can be deferred to a cash account earning interest at a rate set each year at 1% above the prime interest rate or to a notional stock account in the form of nonvoting share units fluctuating in value based on the price increase or decrease of the common stock and earning dividends distributed to all shareholders. The dividends are automatically reinvested for each participant to acquire additional nonvoting share units. For any cash compensation deferred to the notional stock account, the number of nonvoting share units is determined by dividing the amount of the compensation by the fair market value of a share of common stock on the date the compensation would have otherwise been paid. Each participant elects, on an annual basis, the date, or dates of distribution (i.e., a participant can elect a lump-sum distribution or distribution via annual installments not to exceed 15) of any deferred amounts. During 2024, Mr. Lorenger and Mr. Bridges were the only Named Executive Officers who participated in the Deferred Plan.
HNI Corporation 401k Plan
Each Named Executive Officer participates in the HNI Corporation 401k Plan (the “Retirement Plan”), a defined contribution plan generally available to all members. Members are eligible to make voluntary contributions immediately upon hire. Each Named Executive Officer is eligible for employer contributions. These contributions are reflected in the “All Other Compensation” column of the 2024 Summary Compensation Table in the “Executive Compensation Information” section of this Proxy Statement.
Cash Profit-Sharing
Each Named Executive Officer is eligible for distributions under the Corporation’s cash profit-sharing program. Cash profit-sharing is paid based on the profitability of a member’s operating unit. Members are generally eligible to participate after completion of one year of continuous service. Cash profit-sharing amounts paid to the Named Executive Officers are reflected in the “Bonus” column of the 2024 Summary Compensation Table in the “Executive Compensation Information” section of this Proxy Statement.
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Change in Control, Post-Employment, and Other Events
Messrs. Lorenger, Bridges, Berger, and Bradford have a Change in Control Employment Agreement (“CIC Agreement”) with the Corporation. Upon a change in control, retirement, death, or disability, certain awards granted under the Annual Incentive Plan and the Stock Plan also vest or are payable pursuant to their terms and are not conditioned on a termination of employment. For a discussion of these payments, see “Potential Payments Upon Termination of Employment or Change in Control” in the “Executive Compensation Information” section of this Proxy Statement.
Perquisites
Consistent with its longstanding culture, the Corporation generally provides its Named Executive Officers with limited perquisites, which currently consist solely of relocation assistance and an identity theft protection benefit through LifeLock. Relocation assistance is provided to executives under a relocation program broadly available for members transferred within the Corporation and newly hired professional members. Identity theft protection coverage, which first became available in 2024, is paid for by the Corporation to help ensure security for those executives whose personal information is regularly used on behalf of the Corporation.
Named Executive Officers participate in the same health, retirement, profit-sharing, disability and life insurance programs, and member stock purchase plan as other members.
Executive Stock Ownership Guideline
The Board has adopted an Executive Stock Ownership Guideline based on the belief key executives should have a significant ownership interest in the Corporation’s common stock. As of the date of this Proxy Statement, all Named Executive Officers were subject to this policy.
Under the Executive Stock Ownership Guideline, covered executives are expected to acquire and hold a specific level of ownership interest in the common stock based on their position and compensation level. The guideline is intended to enhance the alignment of the interests of key executives with the interests of the Corporation’s shareholders. The Executive Stock Ownership Guideline levels in effect for 2024 are shown in the following table.

Position	$ Value of Shares
Chairman, President and Chief Executive Officer	5.0 x Base Salary
Operating Company (Unit) Presidents, Chief Financial Officer, and Executive and Senior Vice Presidents	3.0 x Base Salary
Other Officers	2.0 x Base Salary

The ownership level represents the share ownership value calculated based on the fair market value of the shares held at the end of each fiscal year. The Corporation expects each executive to reach the specified share ownership level within five years of being appointed to the designated position, and to continue to own shares with at least such value while in the designated position.
For purposes of the Executive Stock Ownership Guideline, owned shares include shares acquired through open market purchases and upon the exercise of stock options or the settlement of other equity awards held by the executive and issued pursuant to the Corporation’s compensation plans. Unvested stock options and PSUs are not included in the ownership calculation.
The Compensation Committee annually reviews each executive’s progress toward the goal. The Compensation Committee can specify a percentage of the executive’s annual incentive compensation be paid in shares of common stock if it
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determines an executive is not achieving appropriate progress toward the goal. As of the end of 2024, each Named Executive Officer was in compliance with the Executive Stock Ownership Guideline.
Executive Compensation Clawback
The Corporation maintains an incentive compensation recovery policy, or clawback policy, which was updated in 2023 to comply with NYSE listing standard adopted that year to implement Exchange Act Rule 10D-1. Under the clawback policy, which the Corporation has filed as an exhibit to its Annual Report on Form 10-K, if the Corporation is required to prepare an accounting restatement, it must recover from any current or former executive officer incentive-based compensation that was erroneously awarded during the three years before the date on which the restatement was required. The recoverable amount would be calculated as the amount of incentive-based compensation received in excess of the amount that otherwise would have been received if such compensation had been determined based on the restated financial measure. The Corporation’s recoupment obligation is subject to limited impracticability exceptions authorized under the NYSE standard.
Tax Deductibility of Executive Compensation
The Corporation typically seeks to maximize the tax deductibility of components of executive compensation where appropriate. Section 162(m) of the Internal Revenue Code generally limits the ability of public companies to deduct compensation in excess of $1,000,000 paid annually to certain executive officers. However, the Compensation Committee believes its primary responsibility is to achieve the objectives of the Corporation’s compensation program. The Compensation Committee may consider tax deductibility as a factor in determining executive compensation, but the Committee may approve compensation that is not fully deductible under Section 162(m) if the Committee believes such compensation will contribute to the achievement of the Corporation’s objectives.
Impact of Prior Compensation in Setting Elements of Compensation
Prior compensation of the Named Executive Officers does not generally impact how elements of current compensation are set. The non-employee directors and the Compensation Committee believe the competitive environment mandates current total compensation be sufficient to attract, motivate, and retain top management. The Compensation Committee analyzes outstanding equity grants, outstanding Annual Incentive Plan awards, and ownership of common stock for each Named Executive Officer to ensure future stock equity grants, Annual Incentive Plan awards, CIC Agreements, and other benefits provide appropriate and relevant incentives to the executives. Based on the current analysis, the Compensation Committee believes prior compensation will not impact the ongoing effectiveness of the compensation objectives.
Compensation Committee Interlocks and Insider Participation
Members of the Compensation Committee have never been officers or members of the Corporation and have no relationship with the Corporation other than as directors and shareholders. During 2024, no executive officer of the Corporation served as a director, or as a member of any compensation committee, of any other entity that had an executive officer who served on the Board or Compensation Committee.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the CD&A, which begins on page 28 of this Proxy Statement, with management, and based on such review and discussions, the Compensation Committee recommended to the Board the CD&A be included in this Proxy Statement and incorporated by reference into the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024.
Human Resources and Compensation Committee
Mary K.W. Jones, Chair
Larry B. Porcellato
Cheryl A. Francis
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EXECUTIVE COMPENSATION INFORMATION
2024 SUMMARY COMPENSATION TABLE
The table below shows the compensation awarded to, earned by, or paid to each of the Named Executive Officers for 2024, 2023, and 2022. The Corporation does not have employment agreements with its Named Executive Officers. While employed, executives earn base salary, are eligible for benefits common to all members, and participate in the executive compensation programs identified in the tables below and discussed in the CD&A. The performance-based conditions associated with PSUs and Annual Incentive Plan awards as well as salary and bonus in proportion to total compensation are discussed in detail throughout the CD&A, which begins on page 28.
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Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Jeffrey D. Lorenger Chairman, President and Chief Executive Officer, HNI Corporation	2024	1,030,000	20,579	4,429,015	1,211,280	9,654	360,292	7,060,819
	2023	1,025,961	14,958	3,553,470	2,286,600	—	221,955	7,102,944
	2022	998,412	10,462	3,399,987	1,041,600	—	225,093	5,675,554
Marshall H. Bridges Chief Financial Officer; Senior Vice President, HNI Corporation	2024	579,414	15,943	871,080	443,364	7,369	121,851	2,039,021
	2023	557,160	13,233	837,591	774,780	—	90,082	2,272,847
	2022	535,567	10,462	805,369	349,522	—	90,412	1,791,332
Vincent P. Berger II President, Hearth & Home Technologies; Executive Vice President, HNI Corporation	2024	528,846	21,283	760,316	271,688	—	108,028	1,690,161
	2023	500,900	20,197	731,130	319,347	—	102,629	1,674,204
	2022	481,646	20,662	703,048	412,340	—	141,248	1,758,944
Steven M. Bradford Senior Vice President, General Counsel and Secretary, HNI Corporation	2024	497,625	20,579	374,906	386,173	—	137,088	1,416,371
	2023	481,101	13,233	362,230	661,469	—	76,927	1,594,960
	2022	466,908	10,462	351,656	312,287	—	77,799	1,219,112
B. Brandon Bullock III President, The HON Company	2024	462,369	11,834	460,562	364,998	—	105,492	1,405,255
	2023	444,602	6,155	442,894	639,083	—	49,394	1,582,128
	2022	423,311	—	407,611	184,689	—	53,506	1,069,117

Notes
(1)	Mr. Lorenger and Mr. Bridges each deferred a portion of their base salary in 2024, the amounts in this column include the salary that was deferred.
(2)	The amounts in this column reflect the payments under the cash profit-sharing program during calendar years 2024, 2023, and 2022.
(3)
The amounts in this column reflect the aggregate grant date fair value of PSUs and RSUs granted in 2024, 2023, and 2022, under the Stock Plan computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in the footnote titled “Stock-Based Compensation” to the Corporation’s audited financial statements for 2024, 2023, and 2022 in the Corporation’s Annual Report on Form 10-K for the year ended December 28, 2024.

(4)
The amounts in this column include incentive compensation awards earned for the 2024, 2023 and 2022 years under the Annual Incentive Plan. The Annual Incentive Plan awards earned in 2024 were paid in first quarter of 2025 and were subject to continuous employment through the last day of 2024. Mr. Bridges deferred a portion of his Annual Incentive Plan award, the amount in this column includes the Annual Incentive Plan award that was deferred.

(5)	The amounts in this column reflect the above market interest earnings on deferred compensation.
(6)
The amounts in this column include the Corporation’s contributions to the Retirement Plan and the dollar value of Corporation-paid life insurance premiums under a life insurance plan, both of which are generally available to all members, the dollar value of SIP, and the cost of identity theft protection services paid by the Corporation. Contributions under the Retirement Plan in 2024, 2023, and 2022, respectively, were as follows: Mr. Lorenger – $24,150; $23,100; $21,350; Mr. Bridges – $24,150; $23,100; $21,350; Mr. Berger – $23,250; $15,065; $25,549; Mr. Bradford – $24,150; $23,100; $21,350; and Mr. Bullock – $24,150; $23,100; $21,350. The dollar value of Corporation-paid life insurance premiums under a life insurance plan in 2024 was $124 and for 2023 and 2022 was $142 per year for each Named Executive Officer. The dollar values earned under the SIP for 2024, 2023, and 2022, respectively, were as follows: Mr. Lorenger – $331,818; $198,713; $203,601; Mr. Bridges – $93,377; $66,840; $68,920; Mr. Berger – $80,454; $87,422; $115,557; Mr. Bradford – $108,614; $53,685; $56,307; and Mr. Bullock – $77,018; $26,152; $32,014. The dollar value of Corporation-paid identity theft protection in 2024, the first year in which this perquisite became available, was $4,200 per year for each Named Executive Officer.

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Grants of Plan Based Awards
The table below shows the grants of plan-based awards to the Named Executive Officers during 2024, including PSUs and RSUs granted under the Stock Plan and Annual Incentive Plan. For additional information on the Stock Plan and the Annual Incentive Plan, see “Long-Term Incentive” on page 37 and “Annual Incentive” on page 35.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey D. Lorenger Performance Share Units Restricted Stock Units Annual Incentive Plan	2/14/2024				12,966	51,862	103,724		2,214,507
	2/14/2024							51,862	2,214,507
		469,680	1,236,000	2,286,600
Marshall H. Bridges Performance Share Units Restricted Stock Units Annual Incentive Plan	2/14/2024				2,550	10,200	20,400		435,540
	2/14/2024							10,200	435,540
		165,500	435,525	805,721
Vincent P. Berger II Performance Share Units Restricted Stock Units Annual Incentive Plan	2/14/2024				2,226	8,903	17,806		380,158
	2/14/2024							8,903	380,158
		163,875	431,250	797,813
Steven M. Bradford Performance Share Units Restricted Stock Units Annual Incentive Plan	2/14/2024				1,098	4,390	8,780		187,453
	2/14/2024							4,390	187,453
		142,472	374,925	693,611
B. Brandon Bullock III Performance Share Units Restricted Stock Units Annual Incentive Plan	2/14/2024				1,348	5,393	10,786		230,281
	2/14/2024							5,393	230,281
		136,515	359,250	664,613

Notes
(1)
Under the Annual Incentive Plan, Named Executive Officers can earn incentive compensation only if the threshold level of performance is met. If threshold level of performance is not met, no annual incentive is earned.

(2)	PSUs cliff vest after three years, depending upon the achievement of certain performance goals. If threshold level of performance is not met, no shares are earned.
(3)
RSUs represent the right to receive shares of Corporation common stock and vest in equal installments over three years. These units reflect fair market value of the common stock as of the date of grant multiplied by the number of units granted.

(4)	Aggregate grant date values are computed in accordance with FASB ASC Topic 718. For PSUs, the grant date fair value was determined based upon the vesting at 100% of the target units awarded.
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Outstanding Equity Awards at Year End
The following table shows the Named Executive Officers’ outstanding equity awards as of the end of 2024. The table shows exercisable and unexercisable options, and PSUs and RSUs that have not vested.

	Option Awards				Stock Awards
Name	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Year of Grant	Number of RSUs that have not vested (#) (1)	Market value of RSUs that have not vested ($) (2)	Number of PSUs that have not vested (#) (3)	Market value of PSUs that have not vested ($) (2)
Jeffrey D. Lorenger	46,050		46.62	2/15/2027	2022	12,882	655,179	38,645	1,965,485
	76,336		38.68	2/14/2028	2023	37,651	1,914,930	56,476	2,872,369
	64,389		37.29	6/28/2028	2024	51,862	2,637,701	51,862	2,637,701
	195,633		39.77	2/13/2029
Marshall H. Bridges	27,104		46.62	2/15/2027	2022	3,052	155,225	9,154	465,572
	42,252		38.68	2/14/2028	2023	8,875	451,383	13,312	677,048
	46,266		39.77	2/13/2029	2024	10,200	518,772	10,200	518,772
Vincent P. Berger II	—		—	—	2022	2,664	135,491	7,991	406,422
					2023	7,747	394,012	11,620	590,993
					2024	8,903	452,807	8,903	452,807
Steven M. Bradford	19,102		38.68	2/14/2028	2022	1,333	67,796	3,997	203,287
	20,182		39.77	2/13/2029	2023	3,838	195,201	5,757	292,801
					2024	4,390	223,275	4,390	223,275
B. Brandon Bullock III	24,351		39.77	2/13/2029	2022	1,545	78,579	4,633	235,634
					2023	4,693	196,308	7,039	294,441
					2024	5,393	225,589	5,393	225,589

Notes
(1)	RSUs vest in three equal installments beginning on the first anniversary of the grant date.
(2)
Market value of the RSUs and PSUs is determined by multiplying the number of units by the closing share price of the common stock as reported on the NYSE on the last trading day of 2024, which was $50.86.

(3)	The PSUs cliff vest after three years, depending upon the achievement of certain performance goals.
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Options Exercised and Stock Vested
The following table shows information concerning Named Executive Officers’ exercise of stock options and stock vesting during 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Jeffrey D. Lorenger	97,999	1,289,867	172,417	7,483,055
Marshall H. Bridges	14,440	145,838	47,564	2,067,903
Vincent P. Berger II	120,903	1,297,260	41,102	1,786,093
Steven M. Bradford	19,593	32,406	21,451	932,791
B. Brandon Bullock III	—	—	16,157	697,824

Notes
(1)
This column is calculated by multiplying the number of shares acquired by the difference between the market price on the date of exercise and the closing share price of the common stock as reported on the NYSE on the date of grant.

(2)	This column is calculated by multiplying the number of shares vested by the closing share price of the day prior to vesting and distribution.
Nonqualified Deferred Compensation
The Deferred Plan allows executives, including Named Executive Officers, to defer compensation (base salary, Annual Incentive Plan awards, and SIP benefits) to a cash account earning interest at a rate set annually at 1% above the prime interest rate or to the Corporation’s notional stock account in the form of nonvoting share units earning dividends distributed to shareholders, which are then automatically reinvested in additional nonvoting share units. In 2024, Mr. Lorenger participated in the Deferred Plan by deferring a portion of his base salary throughout the year, and Mr. Bridges participated in the Deferred Plan by deferring a portion of his base salary and a portion of his 2024 Annual Incentive Plan award.
The following table shows the executive contributions, earnings, and account balances in the Deferred Plan for the Named Executive Officers for 2024.

Name	Previous Fiscal Year Balance	Executive Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year End ($) (3)
Jeffrey D. Lorenger	—	515,000	22,700	—	537,701
Marshall H. Bridges	—	609,889	17,072	—	405,279

Notes
(1)
This column represents the portion of each executive’s base salary deferred under the Deferred Plan and the portion of Mr. Bridges’ Annual Incentive Plan award deferred under the Deferred Plan. These amounts are also included in the 2024 Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)	This column represents the aggregate earnings for each executive and is inclusive of the above market interest represented in the 2024 Summary Compensation Table.
(3)
These amounts are as of fiscal year end, December 28, 2024 and do not include the portion of Mr. Bridges’ deferred Annual Incentive Plan award accrued during fiscal year 2024 but credited to his account in 2025.

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For additional information on the Deferred Plan, see “Additional Compensation Programs and Policies – Deferred Compensation Plan” on page 40.
Potential Payments Upon Termination of Employment or Change in Control
Retirement, death, disability and change in control (“CIC”) events trigger the payment of compensation to the Named Executive Officers.
The narrative and tables below describe the potential payments to the Named Executive Officers upon certain terminations, including following a CIC. In accordance with SEC rules, all payment information in this section is presented as if the triggering events had occurred on December 28, 2024.
The information presented below includes potential payouts to Mr. Bridges, who served as our Chief Financial Officer in 2024 through the close of business on December 28, 2024. Mr. Bridges did not receive payments upon his resignation as Chief Financial Officer effective as of December 28, 2024, due to his continued employment with the Corporation in a part-time, non-executive officer capacity.
Change in Control Employment Agreements
As of December 28, 2024, Messrs. Lorenger, Bridges, Berger, and Bradford each have a CIC Agreement with the Corporation. The CIC Agreements are designed to assure continuity of executive management during a threatened takeover and ensure executive management can objectively evaluate any CIC proposal and act in the best interests of shareholders. The CIC Agreements are part of a competitive compensation package designed to attract and retain top-quality executives.
Under the CIC Agreements, executives are eligible for severance benefits in the event there is a “double trigger;” which includes both a CIC and termination of employment if termination was by the executive for good reason or by the Corporation for any reason other than cause or disability. The termination must occur (i) during the two-years following a CIC or (ii) prior to the CIC where the executive’s termination is directly related to the CIC. The benefits include:
•
a lump-sum severance payment equal to two times (three times for the CEO) the sum of (i) the executive’s annual base salary and (ii) the average of the executive’s annual incentive compensation awards for the prior two years;

•	annual salary through the date of termination and a bonus equal to the average of the executive’s annual incentive compensation awards for the prior two years;
•	continuation of certain medical and dental benefits for up to 18 months and group life insurance benefits for up to two years; and
•	a lump-sum payment for the cost of health and dental coverage for an additional six months and a lump-sum payment for two years of continued participation in disability benefit plans.
In exchange for the CIC severance benefits, each executive would be subject to confidentiality and non-competition provisions for one year from the date of termination.
The CIC Agreement defines a CIC as having occurred:
•	when a third person or entity becomes the beneficial owner of 20% or more of the Corporation’s outstanding common stock, subject to certain exceptions;
•	when more than one-third of the Board is composed of persons not recommended by at least three-fourths of the incumbent Board;
•	upon the occurrence of certain business combinations involving the Corporation; or
•	upon approval by shareholders of a complete liquidation or dissolution.
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Cause is defined as acts of dishonesty resulting in substantial personal enrichment at the Corporation’s expense or repeated willful or deliberate violations of obligations under the CIC Agreement resulting in material injury to the Corporation.
Good reason is defined as:
•	a substantially adverse change in the executive’s position, authority, or responsibilities;
•	the Corporation’s failure to comply with the CIC Agreement;
•	a change of more than 50 miles in the executive’s principal place of work;
•	a purported termination of the executive’s employment not permitted by the CIC Agreement; or
•	a successor company not assuming the CIC Agreement.
The CIC Agreements exclude obligations of the Corporation to “gross-up” an executive’s compensation for any excise tax, for any federal, state, and local income taxes applicable to the excise tax “gross-up”, and for tax penalties and interest imposed on “excess parachute payments” (involving excess severance or CIC payments), as defined in Section 280G of the Internal Revenue Code.
The Compensation Committee does not view the CIC Agreements as an element of current compensation, and the agreements do not affect the Compensation Committee’s annual decisions with respect to the compensation elements of the executive compensation program.
In the event of a CIC, the Compensation Committee would review information pertaining to compensation payable to the Named Executive Officers.
Other Compensation Triggered by a Change in Control Event
Under the Stock Plan, upon a CIC, vesting would be accelerated for each outstanding RSU, PSU, and stock option. Under the Annual Incentive Plan, the Board would value each outstanding award prior to the effective date of a CIC which value would be payable within 30 days of a CIC. These payments occurring on or after a CIC would not be conditioned on termination of employment.
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The following tables quantify compensation payable to the Named Executive Officers upon a CIC. The tables include only compensation items not available to all salaried members and assume the payment triggering event occurred on December 28, 2024.
Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control

Name	Cash Payment Under CIC Agreement ($) (1)	Total Value of Benefits Under CIC Agreement ($) (2)	Annual Incentive Plan Acceleration ($) (3)	Performance Plan Acceleration ($) (4)	Stock Option and RSU Acceleration ($) (5)	Total ($)
Jeffrey D. Lorenger	$8,560,529	$45,397	$1,211,280	$9,519,263	$5,207,810	$24,544,278
Marshall H. Bridges	$2,429,898	$45,397	$443,364	$2,179,724	$1,125,379	$6,223,762
Vincent P. Berger II	$2,001,528	$45,397	$271,688	$1,902,707	$982,310	$5,203,630
Steven M. Bradford	$2,091,524	$29,747	$386,173	$945,826	$486,272	$3,939,542
B. Brandon Bullock III	—	—	$364,998	$1,131,465	$591,553	$2,088,016

Notes
(1)
Amounts in this column include the following: (i) an amount equal to two times (three times for Mr. Lorenger) the sum of (a) the executive’s annual base salary and (b) the average of the executive’s annual incentive compensation awards for the prior two years; (ii) an incremental bonus payment equal to the difference of the executive’s average prior two years annual incentive awards and the current year annual incentive award payable; (iii) an amount equal to the value of the cost of health and dental coverage for an additional six months from the date of termination; (iv) an amount equal to the value of the “gross-up” for any federal, state and local taxes applicable to the value of six months of health and dental coverage continuation; and (v) an amount equal to the value of 24 months of continued participation in the Corporation’s accidental death and travel accident insurance plan and disability plans.

(2)
Represents the value of the following benefits provided following termination of employment under the CIC Agreements: medical and dental benefits for 18 months, group life insurance benefits for 24 months, and the value of the Corporation’s required contributions to the Retirement Plan.

(3)
Represents the value of the annual incentive award earned for 2024, which the Named Executive Officer would be entitled to receive under the Annual Incentive Plan if he remained employed by the Corporation on the last day of 2024.

(4)
Represents the 2022-2024 PSU, 2023-2025 PSU, and 2024-2026 PSU awards payable. The 2022-2024 PSUs vest immediately, and the value accounts for the entire 36-month performance period and maximum performance of 200%. The 2023-2025 PSUs vest immediately, are prorated for 24 of the 36-month performance period, and the value accounts for maximum performance of 200%. The 2024-2026 PSUs vest immediately, are prorated for 12 of the 36-month performance period, and the value accounts for maximum performance of 200%.

(5)
Represents the value of accelerating the vesting of stock options and RSUs not otherwise vested in accordance with the Stock Plan. The options will remain exercisable until the expiration date established at the time of award.

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Value in Event of Change in Control with No Employment Termination

Name	Cash Payment Under CIC Agreement ($)	Total Value of Benefits Under CIC Agreement ($)	Annual Incentive Plan Acceleration ($) (1)	Performance Plan Acceleration ($) (2)	Stock Option and RSU Acceleration ($) (3)	Total ($)
Jeffrey D. Lorenger	—	—	2,286,600	9,519,263	5,207,810	17,013,672
Marshall H. Bridges	—	—	774,780	2,179,724	1,125,379	4,079,883
Vincent P. Berger II	—	—	431,250	1,902,707	982,310	3,316,267
Steven M. Bradford	—	—	661,469	945,826	486,272	2,093,568
B. Brandon Bullock III	—	—	364,998	1,131,465	591,553	2,088,016

Notes
(1)
Represents the higher of the value of the annual incentive award earned for 2024 or paid in respect to the three full fiscal years immediately prior to the CIC effective date. For Mr. Bullock this amount represents the annual incentive award earned for 2024.

(2)
Represents the 2022-2024 PSU, 2023-2025 PSU, and 2024-2026 PSU awards payable. For information about the value represented by these awards, see note 4 of the above table titled Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control.

(3)
Represents the value of accelerating the vesting of stock options and RSUs not otherwise vested in accordance with the Stock Plan. The options will remain exercisable until the expiration date established at the time of award.

Compensation Triggered By Retirement, Death, or Disability
Upon retirement at age 65, or at age 55 with ten years of service, all outstanding Annual Incentive Plan, PSUs, and stock options immediately vest and are prorated based on length of service during the performance period, while RSUs continue to vest according to their regular schedule. Upon disability or death, all outstanding Annual Incentive Plan, stock option, RSU, and PSU awards immediately vest. Option holders who terminate employment due to disability may exercise stock options, which fully vest as of the date of disability, until the earlier of the expiration date of the stock option or the second anniversary of the date of disability. The representatives of option holders whose employment is terminated due to death may exercise stock options, which will fully vest as of the date of death, until the earlier of the expiration date of the stock option or the second anniversary of the date of death. Option holders who terminate employment due to retirement may exercise stock options, which will fully vest as of the date of retirement, until the expiration of the stock option.
In the event of a termination of employment not due to a CIC event, retirement, death or disability, the Named Executive Officers receive only those benefits available to all members. The Named Executive Officers may exercise stock options which are vested as of the date of termination until the earlier of the expiration of the stock options or 180 days following the date of termination.
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The following table quantifies compensation payable to the Named Executive Officers in the event of death, disability, or retirement. Messrs. Lorenger, Bridges, and Bradford were retirement-eligible as of the last business day of 2024, so retirement information is provided only for them.
Value in Event of Retirement, Death or Disability

Name	Life Insurance Proceeds ($) (1)	Retirement & Profit Sharing (2)	Annual Incentive Plan Acceleration ($) (3)	Performance Plan Acceleration ($) (4)	Stock Option and RSU Acceleration ($) (5)	Total Value in Event of Death ($)	Total Value in Event of Disability ($)	Total Value in Event of Retirement ($)
Jeffrey D. Lorenger	150,000	3,450	1,211,280	4,071,712	5,207,810	10,644,251	10,494,251	10,494,251
Marshall H. Bridges	150,000	3,450	443,364	926,912	1,125,379	2,649,105	2,499,105	2,499,105
Vincent P. Berger II	150,000	3,450	271,688	809,105	982,310	2,216,554	2,066,554	N/A
Steven M. Bradford	150,000	3,450	386,173	401,763	486,272	1,427,658	1,277,658	1,277,658
B. Brandon Bullock III	150,000	3,450	364,998	483,261	591,553	1,593,261	1,443,261	N/A

Notes
(1)
Represents the proceeds of the life insurance policy maintained by the Corporation for each of the Named Executive Officer under a life insurance plan. The policy amount is equal to the lesser of the insured’s annual base salary or $150,000. This amount only applies to the Total Value in Event of Death.

(2)	Represents the value of the Corporation’s required contributions to the Retirement Plan.
(3)
Represents the value of the annual incentive award earned for 2024 which the Named Executive Officer would be entitled to receive under the Annual Incentive Plan if he remained employed by the Corporation on the last day of 2024.

(4)
Represents the estimated 2022-2024 PSU, 2023-2025 PSU, and 2024-2026 PSU awards payable. The value of the 2022-2024 PSUs assumes estimated performance at 66% and includes the entire 36 month of the performance period. The value of the 2023-2025 PSUs assumes performance at 100% and is prorated for 24 of 36 months of the performance period. The value of the 2024-2026 PSUs assumes performance at 100% and is prorated for 12 of 36 months of the performance period.

(5)
Represents the value of accelerating the vesting of stock options and RSUs not otherwise vested in accordance with the Stock Plan. The options will remain exercisable until the expiration date established at the time of award.

Compensation Ratio
In accordance with Item 402(u) of the SEC’s Regulation S-K, presented below is the ratio of the total annual compensation of the Corporation’s CEO, Mr. Lorenger, for 2024 to the total annual compensation of the Corporation’s median compensated member for 2024.
The SEC’s rules for identifying the median compensated member and calculating the pay ratio based on that member’s total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect the composition of their employee populations and their compensation policies.
In determining its member population, the Corporation considered the individuals other than CEO who were employed by the Corporation in the United States or in other countries as of October 1, 2024, whether employed in a full-time, part-time or temporary capacity. The Corporation did not include any contractors, agency workers or other non-members. As of October 1, 2024, the Corporation employed approximately 7,800 members, of whom approximately 7,100 were resident in the United States and approximately 700 were resident outside of the United States. As permitted under SEC rules, the Corporation excluded from this population, for purposes of its identification of the median compensated member, a total of approximately 100 members, consisting of 35 members resident in China, 15 members resident in Vietnam, 10 members resident in Mexico, and 40 members in Taiwan.
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To identify the median compensated member, the Corporation measured the total annual compensation for 2024 as the sum of the base salary or wages and overtime pay for the nine-month period ended September 30, 2024. The Corporation annualized the compensation for full-time and part-time members who were not employed by us for all of 2024. These calculations were made using internal human resources records.
After identifying the median compensated member, the Corporation calculated the total compensation for 2024 of this individual using the same methodology it used to calculate the 2024 amount reported for the Corporation’s CEO in the “Total” column of the 2024 Summary Compensation Table. Based on this calculation, the median compensated member’s total annual compensation for 2024 was $73,798, which includes wages and overtime pay and the estimated value of health care benefits, retirement-related benefits, and disability insurance of $21,521 for the median compensated employee and the median compensated employee’s eligible dependents.
In calculating the total annual compensation of the Corporation’s CEO for 2024 to be $7,084,194, the Corporation used the amount reported in the “Total” column of the 2024 Summary Compensation Table plus the estimated value of heath care benefits, retirement-related benefits, and disability insurance of $23,374 for the CEO and the CEO’s eligible dependents.
Based on the foregoing, the ratio of the total annual compensation of the Corporation’s CEO for 2024 to the total annual compensation of the median compensated employee for 2024 was 96:1.
Pay versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Corporation provides the following disclosure for its five most recent fiscal years. The following table shows pay versus performance (PVP) information for the Named Executive Officers.

Year	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid (CAP) to CEO (2)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers (1)	Average Compensation Actually Paid (CAP) for Non- CEO Named Executive Officers (2)	Value of Initial Fixed $100 Investment Based on:		Net Income ($000) (4)	Adjusted EBIT ($000) (5)
					Total Shareholder Return (3)	Peer Group Total Shareholder Return (3)
2024	7,060,819	11,755,485	1,637,707	2,389,792	167	85	139,541	220,785
2023	7,102,944	12,515,492	1,781,035	2,738,287	129	65	49,226	145,277
2022	5,675,554	(1,815,166)	1,405,252	106,684	84	44	123,873	128,359
2021	9,132,815	12,666,026	2,352,863	3,104,883	120	78	59,814	100,728
2020	4,907,623	3,421,825	1,491,383	1,190,173	96	75	41,917	107,028

Notes
1.
For each year shown, the CEO was Mr. Lorenger. For 2024 and 2023, the other NEOs were Mr. Bridges, Mr. Berger, Mr. Bradford, and Mr. Bullock. For 2022, the other NEOs were Mr. Bridges, Mr. Berger, Mr. Bradford, Mr. Bullock, and Mr. Tjaden. For 2021 and 2020, the other NEOs were Mr. Bridges, Mr. Berger, Mr. Bradford, and Mr. Tjaden. The values reflected in this column reflect the “Total” compensation set forth in the Summary Compensation Table (SCT) for each applicable year. See the footnotes to the SCT for further detail regarding the amounts in this column.

2.
Calculated in accordance with Item 402(v) of Regulation S-K. Compensation actually paid (“CAP”) is defined by the SEC and is computed by subtracting the amounts in the “Stock Awards” and “Option Awards” columns of the SCT for each year from the “Total” column of the SCT and then making the equity award adjustments described below, all of which are computed in a manner consistent with the fair value methodology used to account for share-based payments in the Company’s GAAP financial statements. The following tables reflect the adjustments made to SCT total compensation to compute CAP for the CEO and average CAP for the other NEOs.

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CEO

	SCT Total Comp	SCT Equity Awards	Equity Award Adjustments (a)	CAP
2024	7,060,819	(4,429,015)	9,123,681	11,755,485
2023	7,102,944	(3,553,470)	8,966,018	12,515,492
2022	5,675,554	(3,399,987)	(4,090,733)	(1,815,166)
2021	9,132,815	(6,783,691)	10,316,902	12,666,026
2020	4,907,623	(3,103,063)	1,617,265	3,421,825

Other Named Executive Officers (Average)

	SCT Total Comp	SCT Equity Awards	Equity Award Adjustments (a)	CAP
2024	1,637,707	(616,716)	1,368,801	2,389,792
2023	1,781,035	(593,461)	1,550,714	2,738,287
2022	1,405,252	(453,537)	(845,031)	106,684
2021	2,352,863	(1,362,756)	2,114,776	3,104,883
2020	1,491,383	(610,480)	309,270	1,190,173

a.
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year); (iv) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (v) the value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation. The amounts deducted or added in calculating the equity award adjustments are as follows:

CEO

	YE Fair Value of Equity Awards Granted During the Year	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Change in Fair Value of Equity Awards Granted in Prior Years That Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards That Failed to Meet Vesting Conditions in the Year	Value of Dividends Paid on Equity Awards Not Otherwise Reflected In Fair Value or Total Compensation	Total Equity Award Adjustments
2024	6,119,467	2,136,289	278,392	—	589,533	9,123,681
2023	6,591,071	3,018,854	446,310	(1,192,184)	101,967	8,966,018
2022	1,593,082	(5,564,969)	(169,450)	—	50,604	(4,090,733)
2021	8,150,404	2,057,167	92,762	—	16,569	10,316,902
2020	1,755,048	(150,041)	12,258	—	—	1,617,265

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Other Named Executive Officers (Average)

	YE Fair Value of Equity Awards Granted During the Year	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Change in Fair Value of Equity Awards Granted in Prior Years That Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards That Failed to Meet Vesting Conditions in the Year	Value of Dividends Paid on Equity Awards Not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2024	852,102	356,681	51,058	—	108,960	1,368,801
2023	1,100,768	560,603	75,157	(203,203)	17,388	1,550,714
2022	212,507	(948,659)	14,620	(132,820)	9,321	(845,031)
2021	1,637,440	437,900	36,177	—	3,259	2,114,776
2020	345,278	(34,332)	(1,676)	—	—	309,270

3.
Reflects the cumulative TSR of the Corporation and the cumulative TSR of the Office Furniture Industry Group (OFIG) peer group used for the purposes of the Performance Graph in our 2024 Annual Report for the one fiscal year ended January 1, 2022, the two fiscal years ended December 31, 2022, the three years ended December 30, 2023, and the four years ended December 28, 2024 assuming a $100 investment at the closing price on January 2, 2021, the last day of fiscal 2020, and the reinvestment of all dividends. The OFIG consists of MillerKnoll, Inc. and Steelcase Inc.

4.	GAAP Net Income as disclosed in our Annual Report on Form 10-K.
5.	See the CD&A, which begins on page 28, for a description of the manner in which the Corporation has calculated Adjusted EBIT and Adjusted EBITDA from its audited financial statements.
Relationship of CAP to Performance
The following graphs illustrate the relationship during 2020-2024 of the CAP to the CEO and the average CAP to the other NEOs, to (i) the Corporation’s cumulative TSR and the cumulative TSR of the Office Furniture Industry Group (OFIG) peer group used for the purposes of the Performance Graph in our Annual Report on Form 10-K filing, (ii) the Corporation’s GAAP net income, and (iii) the Corporation’s Adjusted EBIT.

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Financial Performance Measures
The most important financial performance measures used by the Corporation in 2024 related to CAP based on Corporation performance are listed below. For 2024, Adjusted EBITDA and Adjusted EBIT were the only two financial performance measures utilized by the Corporation. See the CD&A, which begins on page 28, for a description of the manner in which the Corporation has calculated Adjusted EBIT and Adjusted EBITDA from its audited financial statements.
Adjusted EBIT
Adjusted EBITDA
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2024, about common stock which may be issued under the Corporation’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans approved by security holders	1,929,367 (1)	40.22	3,500,563 (4)
Equity Compensation Plans not approved by security holders	151,770 (2)		556,707 (5)
Total	2,081,137	40.22	4,057,270

Notes
(1)
Includes: (i) shares to be issued upon the exercise of outstanding stock options granted under the Stock Plans – 746,632 (631,351 under the 2017 Stock Plan, and 114,981 under the 2007 Stock Plan); (ii) shares to be issued upon the vesting of outstanding RSUs under the Stock Plans – 456,414 (337,239 under the 2021 Stock Plan, and 119,175 under the HNI Stock Incentive Plan for Legacy Kimball Employees); (iii) shares to be issued upon the vesting of outstanding PSUs under the Stock Plans – 466,055 (442,069 under 2021 Stock Plan, and 23,986 under the HNI Stock Incentive Plan for Legacy Kimball Employees) and (iv) the target value of the 2024 Annual Incentive Plan awards for all award recipients divided by $50.86, the closing price of a share of common stock on December 27, 2024, the last trading day of Fiscal 2024 – 260,265. As of the last day of Fiscal 2024, there were no outstanding warrants or rights under the 2021 Stock Plan, the 2017 Stock Plan, the 2007 Stock Plan, or the HNI Stock Incentive Plan for Legacy Kimball Employees. Also, there were no options, warrants, rights or RSUs under the Amended and Restated 2017 Equity Plan for Non-Employee Directors. The number of shares attributable to Annual Incentive Plan awards overstates expected common stock dilution as the Corporation did not pay out any portion of the 2024 Annual Incentive Plan awards for any recipient in the form of common stock.

(2)
Includes the nonvoting share units credited to the account of individual executive officers or Directors under either the Deferred Plan – 2,520 or the Directors Deferred Plan – 149,250. For additional information on the Deferred Plan, see “Additional Compensation Programs and Policies – Deferred Compensation Plan” on page 40. For additional information on the Directors Deferred Plan, see “Director Compensation” on page 20 of this Proxy Statement.

(3)	This column does not take into account any of the RSUs, Annual Incentive Plan awards or nonvoting share units discussed in Notes 1 and 2 above.
(4)
Includes shares available for issuance under the 2021 Stock Plan – 2,024,125, the HNI Stock Incentive Plan for Legacy Kimball Employees – 1,022,702, the Amended and Restated 2017 Equity Plan for Non-Employee Directors – 237,436 and the HNI Corporation Members’ Stock Purchase Plan (“MSPP”) – 216,300. The MSPP allows members to purchase common stock at 85% of the closing share price on each quarterly exercise date up to an annual aggregate amount of $25,000 per year and is available generally to all members.

(5)	Includes nonvoting share units available for issuance under the Deferred Plan – 219,578 and the Directors Deferred Plan – 337,129.
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Other Information
BENEFICIAL OWNERSHIP OF THE CORPORATION’S STOCK
The following tables show, as of March 10, 2025, except as otherwise indicated below, certain information based on the Corporation’s records and filings with the SEC regarding the beneficial ownership of the Corporation’s common stock by:
•	each director and director nominee;
•	each executive officer named in the 2024 Summary Compensation Table in the “Executive Compensation Information” section of this Proxy Statement;
•	all of the Corporation’s directors and executive officers as a group; and
•	each person known by the Corporation to own beneficially more than 5% of the outstanding shares of common stock.
As of March 10, 2025, the Corporation has 46,895,900 outstanding shares of common stock.
The calculation of beneficial ownership is made in accordance with SEC rules. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security. Beneficial ownership as of any date includes any shares as to which the person has the right to acquire voting or investment power as of such date or within 60 days thereafter through the exercise of any stock option or other right or the vesting of an equity award, without regard to whether such right expires before the expiration of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons will be deemed the beneficial owners of those securities.
The percentage of beneficial ownership of any person as of March 10, 2025 (except as otherwise indicated below) is calculated by dividing the number of shares beneficially owned by such person—which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 10, 2025—by the sum of (i) the number of shares outstanding as of March 10, 2025 plus (ii) the number of shares as to which such person (but no other person) has the right to acquire voting or investment power as of or within 60 days after March 10, 2025. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.
Except as otherwise indicated below and under community property laws, the Corporation believes that the beneficial owners of the common stock referred to in the tables, based on information furnished by the beneficial owners in SEC filings or otherwise, have the sole voting or investment power with respect to the shares shown.
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Persons Owning More than Five Percent of the Corporation’s Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Farm Insurance Companies One State Farm Plaza Bloomington, Illinois 61710	4,858,455	(1)	10.36%
BlackRock, Inc. 50 Hudson Yards New York, New York 10055	7,429,967	(2)	15.84%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,278,576	(3)	11.26%

Notes
(1)
Information regarding the amount and nature of beneficial ownership is based on a Schedule 13G/A filed February 12, 2024, with the SEC by State Farm Insurance Companies. State Farm Insurance Companies consists of the following entities: State Farm Mutual Automobile Insurance Company; State Farm Fire and Casualty Company; State Farm Investment Management Corp.; State Farm Insurance Companies Employee Retirement Trust; State Farm Life and Accident Assurance Company; and State Farm Life Insurance Company. State Farm Insurance Companies reports that, as of December 31, 2023, it has sole voting and investment power with respect to 3,259,255 beneficially owned shares and shared voting and investment power with respect to 1,599,200 beneficially owned shares.

(2)
Information regarding the amount and nature of beneficial ownership is based on a Schedule 13G/A filed January 22, 2024, with the SEC by BlackRock, Inc.. The following subsidiaries of BlackRock, Inc. hold the shares of common stock noted: BlackRock Life Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Schweiz AG; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; BlackRock Financial Management, Inc.; BlackRock Asset Management Ireland Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Limited; BlackRock Fund Managers Ltd; BlackRock (Netherlands) B.V., and Aperio Group, LLC. Of the 7,429,967 shares beneficially owned, BlackRock Inc. reports that, as of December 31, 2023, it has sole voting power with respect to 7,268,127 shares and sole investment power with respect to 7,429,967 shares, and no shared voting or investment power with respect to any shares. iShares Core S&P Small-Cap ETF has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of more than 5% of the Corporation’s outstanding common stock.

(3)
Information regarding the amount and nature of beneficial ownership is based on a Schedule 13G/A filed February 13, 2024, with the SEC by The Vanguard Group, Inc. Of the 5,278,576 shares beneficially owned, The Vanguard Group, Inc. reports that, as of December 31, 2023, it has sole voting power with respect to 0 shares, shared voting power with respect to 36,270 shares, sole investment power with respect to 5,189,657 shares, and shared investment power with respect to 88,919 shares.

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Directors and Officers
The address of the persons listed below is 600 East Second Street, Muscatine, Iowa 52761.

Name of Beneficial Owner	Common Stock (1)	Common Stock Units (2)	Stock Options Exercisable as of the Record Date or Within 60 Days Thereof	Total Stock and Stock-Based Holdings	Percent of Class (3)
Mary A. Bell	31,749	43,557		75,306	*
Miguel M. Calado	31,162			31,162	*
Cheryl A. Francis	83,225			83,225	*
Patrick D. Hallinan	11,830			11,830	*
John R. Hartnett	37,735			37,735	*
Mary K.W. Jones	34,422	2,129		36,551	*
Larry B. Porcellato	13,694	24,506		38,200	*
David M. Roberts	3,106			3,106	*
Dhanusha Sivajee	21,168			21,168	*
Abbie J. Smith	34,024	60,753		94,777	*
Jeffrey D. Lorenger	245,378		382,408	627,786	1.34%
Marshall H. Bridges	67,964		115,622	183,586	*
Vincent P. Berger II	71,735			71,735	*
Steven M. Bradford	59,571		39,284	98,855	*
B. Brandon Bullock III	20,539		24,351	44,890	*
All Directors and executive officers as a group (22 persons)	851,628	131,460	597,358	1,580,446	3.37%

Notes
(1)
Includes restricted shares held by executive officers over which they have voting power but not investment power, shares held directly or in joint tenancy, shares held in trust, by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole voting or shared voting and/or investment power.

(2)
Indicates the nonvoting share units credited to the account of the named individual or members of the group, as applicable, under either the Deferred Plan or the Directors Deferred Plan. For additional information on the Deferred Plan, see “Additional Compensation Programs and Policies – Deferred Compensation Plan” on page 40. For additional information on the Directors Deferred Plan, see “Director Compensation” on page 20 of this Proxy Statement.

(3)	* less than 1%.
DEADLINE FOR SHAREHOLDER PROPOSALS AND BOARD NOMINATIONS FOR THE 2026 ANNUAL MEETING
Inclusion in Next Year’s Proxy Statement
A shareholder who wishes to present a proposal for inclusion in the proxy statement for the 2026 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act must deliver the proposal to the Corporation’s principal executive offices no later than the close of business on November 12, 2025. Submissions must be addressed to the attention of the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761. The submission by a shareholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC under Rule 14-8.
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Proposal Under By-law Provisions
In accordance with the Corporation’s By-laws, a shareholder who wishes to propose a nomination of persons for election to the Board or other proposal for consideration at the 2026 Annual Meeting, but not for inclusion in next year’s proxy statement, must deliver the proposal to the Corporation no earlier than January 15, 2026, and no later than the close of business on February 14, 2026. The submission must contain the information specified in Section 2.16(a)(2) of the By-laws and must be delivered to the attention of the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761. For a description of these informational requirements, you should refer to the By-laws, which the Corporation has filed with the SEC and which it will provide at no cost upon written request addressed to the attention of the Corporate Secretary at the foregoing address.
Solicitation of Proxies in Support of Other Director Nominees
In addition to complying with the foregoing advance notice provisions of the Corporation’s By-laws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in connection with the 2026 Annual Meeting in support of director nominees other than the Corporation’s nominees must provide notice to the Corporation, as described above, no later than March 16, 2026, that sets forth the information required by Rule 14a-19 under the Exchange Act.
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GENERAL INFORMATION REGARDING THE ANNUAL MEETING
When is the Annual Meeting?
The Annual Meeting will be held virtually on Thursday, May 15, 2025, at 10:30 a.m. CDT.
How do I vote my shares at the virtual Annual Meeting?
If you hold shares of the Corporation’s common stock as a stockholder of record, you have the right to vote those shares at the Annual Meeting during the meeting at the Corporation’s virtual meeting website at proxydocs.com/HNI. To be admitted at the Annual Meeting and vote your shares, you must register in advance and provide the Control Number contained in the Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 15, 2025 (the “Notice”) or proxy card. After completion of your registration, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.
If your shares of common stock are held for you as the beneficial owner through a broker, trustee or other nominee (such as a bank) in “street name,” rather than held directly in your name, please refer to the information provided by your bank, broker, or other holder of record to determine the options available to you. Since a beneficial owner is not the shareholder of record, you may not vote these shares during the Annual Meeting unless you obtain a legal proxy from the broker, trustee or other nominee holding your shares, giving you the right to vote the shares at the Annual Meeting.
How may I vote my shares without attending the Annual Meeting?
Even if you do not plan to attend the Annual Meeting, the Corporation encourages you to submit your proxy or voting instructions before the Annual Meeting by the method or methods described below:
•	Before the Annual Meeting on proxypush.com/HNI or via toll-free telephone number.
•	If you received a proxy card in the mail, by signing, dating, and mailing the proxy card in the envelope provided.
•	By “proxy” (one of the individuals named on your proxy card will vote your shares as you have directed).
Instructions regarding these methods of voting are contained in the Notice and the proxy card. If you submit your proxy by mail, it must be received by May 14, 2025.
We urge you to submit your proxy or voting instructions in advance of the Annual Meeting even if you plan to participate in the virtual Annual Meeting so we will know as soon as possible whether a quorum exists for us to hold the Annual Meeting.
If you hold shares through the Corporation’s retirement plan, your proxy or voting instructions must be received by 11:59 p.m. Central Time on Monday, May 12, 2025.
What happens if I return the proxy card without indicating how my shares are to be voted?
If you sign, date, and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares “FOR” the election of each nominee for director and “FOR” on all other proposals, and in your proxy’s discretion as to any other business which may properly come before the Annual Meeting.
Who can attend and vote at the Annual Meeting?
Shareholders of record as of the close of business on March 10, 2025, which is the record date for the Annual Meeting (the “Record Date”), are entitled to attend and vote at the Annual Meeting. Each share of the Corporation’s common stock is entitled to one vote on each matter to be voted on at the Annual Meeting and may be voted only if the shareholder of record registers in advance to attend the virtual Annual Meeting and participates in the virtual Annual Meeting, or is represented by proxy.
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Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?
In accordance with SEC rules, instead of mailing a printed copy of our proxy materials to all our shareholders, we have elected to furnish proxy materials to shareholders electronically. This supports our on-going commitment to sustainability by reducing the amount of paper used, while also reducing costs associated with mailing these materials.
We will mail to our shareholders of record (other than those who previously requested electronic delivery) the Notice containing instructions on how to access the proxy materials online and to vote their shares. The Notice also contains instructions to request to receive a set of the proxy materials by mail or electronically by email, in either case free of charge, and to request future proxy materials be sent by mail or electronically by email. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request one by following the instructions on the Notice.
What if I have trouble accessing the virtual Annual Meeting?
Beginning one hour prior to the start of the Annual Meeting and continuing until the meeting’s conclusion, technical support will be available via a toll-free phone number to address any technical difficulties. The phone number for contacting technical support will be provided in a meeting access e-mail sent to all pre-registered shareholders approximately one hour prior to the Annual Meeting.
How can I submit questions at the Annual Meeting?
Upon completing your registration to attend the Annual Meeting, you will receive further instructions via email, including how to submit questions during the meeting and rules for how questions and comments will be recognized and disclosed to meeting participants. We will post shareholder questions and our answers on virtual meeting website as soon as practical after the meeting.
What constitutes a quorum at the Annual Meeting?
A majority of the outstanding shares of common stock entitled to vote as of the Record Date, represented by proxy or remote participation, shall constitute a quorum at the Annual Meeting. To determine whether a quorum exists, proxies received but marked “abstain” and so-called “broker non-votes” (described below) will be counted as present.
What will I be voting on?
You will be voting on the following proposals:
•	Reelection of each of the three nominees for director named on page 23 of this Proxy Statement under “Proposal No. 1 – Election of Directors.”
•
Ratification of the Audit Committee’s selection of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending January 3, 2026, as described on page 26 of this Proxy Statement under “Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm.”

•
Adoption of an advisory resolution approving the compensation of the Corporation’s Named Executive Officers as described on page 27 of this Proxy Statement under “Proposal No. 3 – Advisory Vote to Approve Named Executive Officer Compensation.”

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How does the Board recommend that I vote on these proposals?
The Board recommends that you vote your shares:
•	“FOR” the reelection of each of the three director nominees
•	“FOR” the ratification of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending January 3, 2026
•	“FOR” adoption of the advisory resolution approving the compensation of the Named Executive Officers as described in this Proxy Statement
What discretion does my broker, trustee, or other nominee have to vote my shares of common stock held in “street name”?
A broker, trustee, or other nominee holding your shares of common stock in “street name” must vote those shares according to specific instructions it receives from you. NYSE rules determine the proposals, which are referred to as “non-routine proposals,” on which brokers may not vote without specific instructions from you. Your shares will not be voted on any non-routine proposal if you do not provide voting instructions, giving rise to what is called a “broker non-vote.” Shares represented by broker non-votes will be counted as present for purposes of determining a quorum.
If you hold shares in “street name,” it is important that you provide specific voting instructions to your broker, trustee, or other nominee or your shares will not be voted with respect to Proposal Nos. 1 and 3, because they are non-routine proposals for which your broker, trustee or other nominee may not vote your shares in its discretion.
Can I change or revoke my vote or revoke my proxy?
Yes. You may change your vote at any time before the proxy is voted at the Annual Meeting. For shareholders of record, if you voted your proxy card by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting online at the Annual Meeting, or by giving written notice to HNI’s Corporate Secretary. If you voted via the internet or by telephone you may also change your vote with a timely and valid later-dated internet or telephone vote, as the case may be, or by voting online at the Annual Meeting. Attendance at the Annual Meeting will not revoke a proxy unless: (i) you give proper written notice of revocation to the Secretary before the proxy is exercised or (ii) you vote online at the Annual Meeting as described above. Once voting is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote.
If your shares are held in “street name,” you must follow the specific voting directions provided to you by your broker, trustee, or other nominee to change or revoke any voting instructions you have already provided.
How do I vote my shares in the Corporation’s retirement plan?
If you participate in the Corporation’s retirement plan, the proxy card you receive will include common stock allocated to your account. Properly completed and signed proxy cards, in addition to telephone and internet voting in advance of the Annual Meeting, will serve to instruct the plan trustee on how to vote any shares allocated to your account and a portion of all shares as to which no instructions have been received, referred to as “undirected shares,” from plan participants. The proportion of the undirected shares to which your instructions will apply will be equal to the proportion of the shares to which the trustee receives instructions represented by your shares.
How is the Corporation soliciting proxies?
The Corporation bears the cost of preparing, assembling, and mailing the proxy materials related to the solicitation of proxies by and on behalf of the Board. In addition, certain of the Corporation’s officers may, without additional compensation, solicit proxies in person, by telephone or through other means of communication. The Corporation will bear the cost of solicitation.
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How will my vote get counted?
EQ Shareowner Services will use an automated system to tabulate the votes and will serve as the inspector of elections.
Is my vote confidential?
Proxy instructions, ballots, and voting tabulations identifying individual shareholders are handled in a manner to protect your voting privacy. Your vote will not be disclosed either within the Corporation or to third parties, except:
•	as necessary to meet applicable legal requirements;
•	to allow for the tabulation of votes and certification of the vote; and
•	to facilitate a successful proxy solicitation.
Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Corporation’s management.
Where can I find the voting results of the Annual Meeting?
The Corporation intends to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Annual Meeting and available on the Corporation’s website.
What is “householding” of proxy materials?
As permitted by applicable law, we may deliver only one copy of certain of our documents, including the Notice or Annual Report to shareholders residing at the same address, unless the shareholders have notified us of their desire to receive multiple copies. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for shareholders and cost savings for the Corporation. If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of the Notice or the proxy materials themselves, which are typically mailed in March of each year, by notifying EQ Shareowner Service in writing at P.O. Box 64945, St. Paul, MN 55164-0945 or by calling EQ Shareowner Services at (800) 468-9716. If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying Shareowner Services at the same address.
OTHER MATTERS
The Board knows of no other matters that will be brought before the Annual Meeting, but, if other matters properly come before the Annual Meeting, it is intended the persons named in the proxy will vote the proxy according to their best judgment.
On written request to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, the Corporation will provide, without charge to any shareholder, a copy of this Proxy Statement and the Corporation’s Annual Report on Form 10-K for the year ended December 28, 2024, including financial statements and schedules, filed with the SEC. The report is also available at investors.hnicorp.com.
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Notwithstanding anything to the contrary set forth in any of the Corporation’s previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings (including this Proxy Statement, in whole or in part), and to the extent permitted by SEC rules, the Audit Committee Report on page 24 of this Proxy Statement, the Compensation Committee Report on page 42 of this Proxy Statement and the “Pay Versus Performance” information beginning on page 53 of this Proxy Statement shall not be incorporated by reference into any such filings. The information posted on or accessible through the Corporation’s website, including the CSR Report, is not a part of, and is not incorporated into, this Proxy Statement. The 2024 Annual Report does not form any part of the material for the solicitation of proxies.
Information set forth in this Proxy Statement is as of March 11, 2025, unless otherwise noted.
Steven M. Bradford
Senior Vice President, General Counsel and Secretary
March 11, 2025
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